Exhibit 2.1

Execution Version

INTEREST PURCHASE AGREEMENT

DATED MARCH 18, 2019,

BY AND AMONG

CAPITAL PUMPING, LP; ASC EQUIPMENT, LP; MC

SERVICES, LLC; CAPITAL RENTALS, LLC; CENTRAL

TEXAS CONCRETE SERVICES, LLC; A. KEITH

CRAWFORD; and MELINDA CRAWFORD (collectively, the

Company Parties,

and

BRUNDAGE-BONE CONCRETE PUMPING, INC., and CPH

ACQUISITION, LLC, as Buyers

and

CONCRETE PUMPING HOLDINGS, INC.,

solely for purposes of Section 8.3

- i -

5.9	Financial Statements	25

5.10	Undisclosed Liabilities; Indebtedness	25

5.11	Litigation and Actions	26

5.12	Contracts	26

5.13	Employee Benefit Plans	27

5.14	Employment Matters	29

5.15	Taxes	31

5.16	Insurance	33

5.17	Licenses and Permits	34

5.18	Owned Real Property	34

5.19	Leased Real Property	35

5.20	Environmental	35

5.21	Intellectual Property	36

5.22	Conduct of the Business	38

5.23	Affiliate Matters	38

5.24	Creditors, Solvency and Bankruptcy	39

5.25	Bank Accounts	39

5.26	Accounts Receivable; Warranty Claims; Accounts Payable; Excluded Insurance Proceeds	39

5.27	Information Supplied	39

5.28	Full Disclosure	39

5.29	Brokerage	40

5.30	No Additional Representations or Warranties	40

ARTICLE 6		40

6.1	Organization	40

6.2	Due Authorization	40

6.3	No Conflict	41

6.4	Brokerage	41

- ii -

6.5	Financing	41

6.6	No Additional Representations or Warranties	41

ARTICLE 7		41

7.1	Conduct of Business	41

7.2	Pending Insurance Claims	43

7.3	HSR Act	43

7.4	Financing Cooperation	43

7.5	Termination of Affiliate Agreements	44

7.6	Authority	44

7.7	Dispute Cooperation	44

7.8	Updated Information	44

7.9	Exclusivity	45

7.10	Release	45

7.11	Environmental Reports	45

ARTICLE 8		46

8.1	HSR Act	46

8.2	R&W Insurance Policy	47

8.3	Financing	47

8.4	Dispute Cooperation	47

ARTICLE 9		47

9.1	Support of Transaction	47

9.2	Further Assurances	47

9.3	Transfer Taxes	48

9.4	Allocation of Taxes	48

9.5	Notification of Certain Matters	51

9.6	Run-Off Period	51

- iii -

ARTICLE 10		52

10.1	Acknowledgment	52

10.2	Non-Competition	52

10.3	Non Solicitation	52

10.4	Interference with Relationships	52

10.5	Confidential Information	53

10.6	Enforceability; Blue Pencil	53

10.7	Remedies	53

ARTICLE 11		53

11.1	Termination	53

11.2	Effect of Termination	55

11.3	Liquidated Damages	55

ARTICLE 12		55

12.1	Survival	55

12.2	Indemnification by the Sellers	56

12.3	Indemnification by Buyers	56

12.4	Limitations on Indemnification	56

12.5	Indemnification Claim Process	57

12.6	Indemnification Procedures for Non-Third Party Claims	59

12.7	Exclusive Remedy	59

12.8	Tax Treatment of Indemnity Payments	60

12.9	Determination of Breaches and Losses	60

12.10	Effect of Investigation	60

12.11	Resolution of Disputes Under Article 12	61

ARTICLE 13		61

13.1	Waiver	61

13.2	Notices	61

13.3	Assignment	62

- iv -

13.4	Successors and Assigns	62

13.5	Rights of Third Parties	62

13.6	Joint and Several Obligations	62

13.7	Expenses	63

13.8	Governing Law; Jurisdiction; Service of Process	63

13.9	Captions; Counterparts	63

13.10	Schedules, Annexes and Exhibits	63

13.11	Entire Agreement	64

13.12	Amendments	64

13.13	Publicity	64

13.14	Severability	64

13.15	Representation by Counsel	64

13.16	Conflict of Terms	65

13.17	Certain Matters Regarding Debt Lenders	65

- v -

Execution Version

INTEREST PURCHASE AGREEMENT

THIS INTEREST PURCHASE AGREEMENT, dated as of March 18, 2019, is by and among ASC EQUIPMENT, LP, a Texas limited partnership ("ASC"), CAPITAL PUMPING, LP, a Texas limited partnership ("CP"), MC SERVICES, LLC, a Texas limited liability company ("MCS"), CAPITAL RENTALS, LLC, a Texas limited liability company ("CR LLC"), CENTRAL TEXAS CONCRETE SERVICES, LLC, a Texas limited liability company ("CTCS"), A. KEITH CRAWFORD, MELINDA CRAWFORD, BRUNDAGE-BONE CONCRETE PUMPING, INC., a Colorado corporation ("BBCP"), and CPH ACQUISITION, LLC, a Delaware limited liability company ("CPHA LLC"), and solely for purposes of Section 8.3, CONCRETE PUMPING HOLDINGS, INC., a Delaware corporation ("CPHI").

WHEREAS, the Companies are engaged in the business of concrete pumping within the State of Texas (the "Business"); and

WHEREAS, (a) CP's sole limited partner is A. Keith Crawford, and CP's sole general partner is CR LLC; (b) ASC's sole limited partner is A. Keith Crawford, and ASC's sole general partner is CTCS; and (c) MCS's sole manager is Melinda Crawford and its sole member is Melinda Crawford; and

WHEREAS, (a) CR LLC's only members are A. Keith Crawford and Melinda Crawford; and (b) CTCS' only members are A. Keith Crawford and Melinda Crawford; and

WHEREAS, on the terms and conditions set forth in this Agreement, (A) A. Keith Crawford desires to sell, assign, transfer and convey his limited partnership interests in CP ("CP Limited Partnership Interest") to BBCP, (B) A. Keith Crawford desires to sell, assign, transfer and convey his limited partnership interests in ASC ("ASC Limited Partnership Interest") to BBCP, (C) CR LLC desires to sell its general partnership interest in CP ("CP General Partnership Interest") to CPHA LLC, (D) CTCS desires to sell its general partnership interest in ASC ("ASC General Partnership Interest") to CPHA LLC and (D) Melinda Crawford desires to sell her limited liability company interests in MCS ("MCS Membership Interest") to BBCP.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1     Definitions.   As used herein, the following terms shall have the following meanings:

"ABL Agreement" means that certain Credit Agreement, dated as of December 6, 2018, by and among Wells Fargo Bank, National Association, as agent, sole lead arranger and sole bookrunner, the lenders that are parties thereto, as lenders, Wells Fargo Capital Finance (UK) Limited, as UK security agent, CPHI, Concrete Pumping Intermediate Acquisition Corp., Brundage-Bone Concrete Pumping Holdings Inc., BBCP, Eco-Pan, Inc., Camfaud Concrete Pumps Limited and Premier Concrete Pumping Limited, as it may be amended, modified or supplemented in accordance with its terms.

"Acquisition Proposal" has the meaning set forth in Section 7.9.

"Action" means any civil or criminal claim, action, cause of action, suit, proceeding, hearing, investigation, inquiry administrative action, lawsuit, demand or litigation, whether at law or in equity, or before any court, arbitrator, arbitration panel or Governmental Authority.

"Affiliate" means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

"Affiliate Agreement" means any Contract, other than this Agreement, between or among any Company Party or Affiliate of a Company Party, on the one hand, and any other Company Party or Affiliate of a Company Party, on the other hand.

"Affiliated Group" means any affiliated group of corporations or other entities that files a combined, consolidated, unitary or similar Tax Return that includes (or was required to include) any Company, including any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of applicable Law.

"Agreement" means this Interest Purchase Agreement, together with all exhibits and schedules hereto, as the same may be amended or restated from time to time.

"Antitrust Authority" means the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission.

"Antitrust Information or Document Request" means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called "second request" for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition by any Antitrust Authority.

"ASC" has the meaning set forth in the introductory paragraph.

"ASC General Partnership Interest" has the meaning set forth in the Recitals.

"ASC Limited Partnership Interest" has the meaning set forth in the Recitals.

"Assignments" means the assignments of the Purchased Interests made by the Sellers in favor of Buyers, each in form and substance reasonably satisfactory to Buyers.

"Audited Financial Statements" has the meaning set forth in Section 5.9.

"Bill of Sale" means a quit claim bill of sale and assignment made by the Companies in favor of Sellers or their designees, dated as of the Closing Date, in form and substance reasonably acceptable to the parties.

"Business" has the meaning set forth in the Recitals.

"Business Day" means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.

2	Capital Pumping

"Business Personnel" means the employees, consultants and other independent contractors of any Company.

"Buyer Cure Period" has the meaning set forth in Section 11.1.3(a).

"Buyer Indemnitee" has the meaning set forth in Section 12.2.

"Buyers" means BBCP and CPHA LLC, and "Buyer" means either of them.

"Cap" has the meaning set forth in Section 12.4.

"Claims Notice" has the meaning set forth in Section 12.5.1.

"Closing" has the meaning set forth in Section 4.1.

"Closing Date" has the meaning set forth in Section 4.1.

"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

"Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

"Companies" mean ASC, CP and MCS, and "Company" means any one of them.

"Companies' Audit Firm" has the meaning set forth in the definition of "Required Financial Information."

"Company Cure Period" has the meaning set forth in Section 11.1.2(b).

"Company Indemnitee" has the meaning set forth in Section 12.3.

"Company Parties" means (a) prior to the Closing, the Companies, CR LLC, CTCS, A. Keith Crawford and Melinda Crawford, and "Company Party" means any one of them, and (b) after the Closing, CR LLC, CTCS, A. Keith Crawford and Melinda Crawford.

"Company Parties' Knowledge" or "Knowledge of the Company Parties" means the knowledge of A. Keith Crawford or Gary Shake following reasonable inquiry of their direct reports.

"Company Return" has the meaning set forth in Section 9.4.3(b).

"Compliance with Laws Claims" has the meaning set forth in Section 12.4.3.

"Confidential Information" has the meaning set forth in Section 10.5.

"Contract" means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, sales order and purchase order, mortgage, commitment, arrangement, of every kind, or other legally binding arrangement or understanding, whether verbal or written.

"CP" has the meaning set forth in the introductory paragraph.

"CP General Partnership Interest" has the meaning set forth in the Recitals.

3	Capital Pumping

"CP Limited Partnership Interest" has the meaning set forth in the Recitals.

"CPHI" has the meaning set forth in the introductory paragraph.

"CPHI Stockholder Meeting" has the meaning set forth in Section 5.27.

"CR LLC" has the meaning set forth in the introductory paragraph.

"CTCS" has the meaning set forth in the introductory paragraph.

"Customer Lists" means all customer lists, customer files, customer sales records and other customer records and information maintained by the Companies.

"Cut-Off Date" has the meaning set forth in Section 12.1.1.

"Debt Documents" means appropriate and customary lender presentations, business and financial projections, and similar documents and materials (including assistance in creating usual and customary "public versions" of the foregoing), in connection with the Debt Financing.

"Debt Financing" means the debt financing contemplated to be consummated by the Incremental Amendment.

"Debt Lenders" means one or more lenders and the the administrative agent and collateral agent that have executed and delivered an Incremental Amendment (as herein defined), together with their respective Affiliates, and their respective Affiliates' officers, directors, employees, accountants, attorneys, agents and representatives and their respective successors and assigns.

"Deductible" means $250,000.

"Defense Assumption Notice" has the meaning set forth in Section 12.5.2.

"Deposit Amount" has the meaning set forth in Section 5.7.2.

"Employee Benefit Plan" means each pension, retirement, profit sharing, deferred compensation, bonus, employee stock ownership, stock option, stock appreciation right, restricted stock, profits interest, phantom equity, other equity-based compensation, stock purchase, change in control, severance pay, salary contribution, retention agreement, commission, benefits continuation, severance, salary continuation, tuition reimbursement, dependent care assistance, legal assistance, fringe benefit (cash or non-cash), vacation, holiday, sick leave, cafeteria, health, medical, dental, vision, hearing, accident, disability, life, incentive, insurance, death benefit, unemployment, termination, bonus, deferred compensation, profit sharing, pension, retirement, group insurance, any employment or consulting agreement or similar arrangement, welfare plan, program, policy or fund, including, but not limited to, any "employee benefit plan" as that term is defined in Section 3(3) of ERISA, and any "nonqualified deferred compensation plan" within the meaning Section 409A of the Code, but excluding government programs and statutory benefits in which Employees or Former Employees participate or under which any Company could have any liability, including, without limitation, joint and several liability in connection with a plan sponsored or maintained by an ERISA Affiliate, or to which an ERISA Affiliate contributes or has an obligation to contribute.

"Employee Bonus Amount" has the meaning set forth in Section 3.3.3.

4	Capital Pumping

"Employees" means all individuals (including common law employees), at any time of determination, who are employed by any Company in connection with the Business.

"Entity Company Parties" means CP, ASC, MCS, CR LLC and CTCS, and "Entity Company Party" means any of them.

"Environmental Laws" means all environmental, public health and safety Laws (including but not limited to the Occupational Safety and Health Act), codes and ordinances, whether foreign or domestic and whether national, federal, provincial, state or local, and all rules and regulations promulgated thereunder, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, and all Laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including, without limitation, air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances. The term "Environmental Laws" includes all state, local and municipal Laws dealing with the subject matter of the above listed federal statutes or promulgated by any governmental or quasi-governmental agency thereunder in order to carry out the purposes of any federal, state, local or municipal Law.

"Environmental Permits" means all permits, licenses, authorizations, certificates, approvals, consents, registrations, entitlements and other authorizations required by any Governmental Authority pursuant to any Environmental Law.

"Equipment Adjustment Amount" has the meaning set forth in Section 3.4.4.

"Equity Financing" means a public offering or private placement of equity or equity-linked securities of CPHI.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

"ERISA Affiliate" means, with respect to any entity, any corporation or trade or business (whether or not incorporated) which is or was, at the relevant time, treated with such entity as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

"Escrow Agent" means JPMorgan Chase.

"Escrow Agreement" has the meaning set forth in Section 3.3.1.

"Escrow Amount" means $1,292,000.00.

"Escrow Fund" has the meaning set forth in Section 12.7.3.

"Estimated Gross Employee Bonus Amount" has the meaning set forth in Section 3.3.3.

“Excluded Equipment” has the meaning set forth in Section 3.4.4.

5	Capital Pumping

"Excluded Insurance Proceeds" means proceeds actually received by Buyers or their Affiliates (including the Companies) as payment in respect of claims for coverage made by the Companies to Markel prior to date hereof in respect of damage to pumping equipment unit numbers 125 and 175.

"Excluded Liabilities" means all Liabilities arising out of or relating to the conduct of the Business, the ownership, lease or use of the properties or assets of the Companies, or the employment or engagement or use of Employees or Former Employees prior to the Closing Date. Without limiting the generality of the foregoing, "Excluded Liabilities" includes:

(a) all Liabilities in respect of (i) Pre-Closing Accounts Payable and (ii) credits and trade credits, if any, provided to customers, suppliers or vendors prior to the Closing Date for goods sold or services performed by the Companies prior to the Closing Date, in each case, only to the extent such Liabilities are not repaid or reimbursed by the Sellers in accordance with Section 9.6;

(b) all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by any Company of any individual before the Closing Date, including, without limitation, the payment of any and all severance, salary, benefits in lieu of notice requirements, bonuses (including sale bonuses and change of control bonuses, but excluding amounts payable in pursuant to the Employee Bonus Plan), severance or termination obligations, and perquisites, and any payroll or other Taxes payable with respect to such payments, and (ii) workers' compensation claims against the Companies that relate to the period before the Closing Date, irrespective of whether such claims are made prior to or after the Closing;

(c) to the extent incurred prior to the Closing Date, Liabilities arising out of, under or in connection with all Employee Benefit Plans sponsored by any Company or their respective predecessors or with respect to which a Company or its respective predecessors has made or is required to make payments, transfers or contributions in respect of any Employees or Former Employees, directors, officers, equityholders, managers, consultants or independent contractors of any Company or their respective predecessors and all insurance policies, fiduciary liability policies, benefit administration contracts, actuarial contracts, trusts, escrows, surety bonds, letters of credit and other contracts primarily relating to any Employee Benefit Plan and any acts or omissions of any Company, any of their Affiliates, or any fiduciaries or trustees of any Employee Benefit Plan in connection with the operation or administration of any Employee Benefit Plan;

(d) all Liabilities owed by the Companies to Sellers and their respective Affiliates, other than pursuant to the Lease Agreements or the other Transaction Documents;

(e) all Liabilities owed by the Companies to any Person with any interest (whether past, present, future or contingent) in securities of any Company;

(f) all Liabilities arising out of any violation of Environmental Law by any Person (other than Buyers or their Affiliates) with respect to, or the presence of any Hazardous Materials on or under, the property located at 16113 North IH-35 Frontage Road, Salado, TX (the "Salado Property"); and

(g) all Liabilities arising at any time, out of, or in connection with, the Transferred Assets.

"Final Gross Employee Bonus Amount" has the meaning set forth in Section 3.7.1.

6	Capital Pumping

"Final Equipment Adjustment Amount" has the meaning set forth in Section 3.4.5.

"Final Equipment Adjustment Decision" has the meaning set forth in Section 3.4.5.

"Financial Statements" has the meaning set forth in Section 5.9.

"Former Employees" means all individuals (including common law employees) who have at any time previously been employed by any Company in connection with the Business.

"Fundamental Representations" has the meaning set forth in Section 12.1.1.

"GAAP" means United States generally accepted accounting principles, consistently applied, as in effect on the date of this Agreement.

"Governmental Authority" means any (a) federal, state, local, municipal, foreign or other government, (b) governmental or quasi-governmental authority or political subdivision of any nature (including any governmental agency, branch, division, department, official, or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal, departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities of any of them.

"Governmental Order" means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

"Hazardous Material" means any (a) element, material, compound, mixture, solution, chemical, substance, or pollutant within the definition of "hazardous substance" pursuant to Section 101(14) of CERCLA, (b) toxic or hazardous materials or substance, (c) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials, (d) hydrocarbons, petroleum, petroleum products or any fraction, byproduct or distillation product thereof, (e) asbestos, polychlorinated biphenyls, or any radioactive substances, (f) material, chemical, pollutant, contaminant, substance or waste regulated as hazardous waste by any jurisdiction or (g) any other material, chemical, pollutant, contaminant, substance or waste that is regulated or for which liability or standards of care are imposed pursuant to any Environmental Law.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Imputed Underpayment" means an "imputed underpayment" within the meaning of Section 6225 of the Code.

"Incremental Amendment" means an amendment to the Term Loan Agreement by and among CPHI, Concrete Pumping Intermediate Acquisition Corp., Buyers, certain subsidiaries of CPHI, the administrative agent and collateral agent named therein, and the lenders party thereto, and/or any other agreement, commitment, or instrument entered into by CPHI, certain of its subsidiaries, or any of their Affiliates and certain lenders or other financial institutions party thereto to provide for debt financing to consummate the transactions contemplated hereby, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

7	Capital Pumping

"Indebtedness" means, without duplication, (a) all obligations of the Companies for borrowed money and any accrued interest or prepayment premiums related thereto, (b) all obligations as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP, (c) all obligations represented by notes payable or drafts accepted that evidence extensions of credit or evidenced by bonds, debentures, notes or similar instruments, (d) all reimbursement obligations (including without limitation all contingent reimbursement obligations) in connection with letters of credit, standby letters of credit (other than the standby letter of credit referred to in Section 3.2) or guaranties of letters of credit, (e) all guarantees, performance bonds, sureties and/or similar obligations of any kind or nature issued by or on behalf of a Company in connection with any customer Contracts, proposals or otherwise, and (f) all intercompany accounts, payables or loans of any kind or nature.

"Indemnified Covenants" has the meaning set forth in Section 12.1.2.

"Indemnified Taxes" means (a) any and all Taxes of any Seller (and if any Seller is disregarded for U.S. federal income tax purposes, such Seller's regarded owner) for any Tax period, (b) any and all Taxes imposed on or payable by any Company, or for which any Company otherwise may be liable, for any Pre Closing Period; (c) any and all Taxes imposed on or payable by any Company, or for which any Company otherwise may be liable, by reason of being (or ceasing to be) or having been a member of an Affiliated Group prior to the Closing Date (or being included (or required to be included)) in any Tax Return relating thereto; (d) any and all liabilities of any Company for any Taxes by reason of a Tax sharing, Tax indemnity or similar agreement entered into prior to the Closing Date or by reason of transferee or successor liability arising in respect of a transaction undertaken prior to the Closing Date; (e) with respect to any Straddle Period, Taxes imposed on or payable by any Company that are allocable, pursuant to Section 9.4.2, to the portion of such period prior to the Closing Date; (f) the employer's portion of any payroll Taxes arising from any compensatory payments made prior to or in connection with the transactions contemplated by this Agreement; and (g) all costs and expenses of contesting any audit or Tax Contest that could result in the imposition of Indemnified Taxes.

"Indemnitee" has the meaning set forth in Section 12.3.

"Indemnitor" means the party required to provide indemnification pursuant to Article 12.

"Inspected Equipment" has the meaning set forth in Section 3.4.1.

"Inspection Buyer Representative" has the meaning set forth in Section 3.4.4.

"Inspection Event" has the meaning set forth in Section 3.4.1.

"Inspection" has the meaning set forth in Section 3.4.1.

"Inspection Report" has the meaning set forth in Section 3.4.2.

"Inspection Seller Representative" has the meaning set forth in Section 3.4.4.

"Insured Value" means the value of an item of Inspected Equipment, as designated under the insurance policies insuring such Inspected Equipment as of April 1, 2019, a true, correct and complete list of Insured Values of Inspected Equipment has been delivered to Buyers.

8	Capital Pumping

"Intellectual Property" means any of the following worldwide: (a) patents and patent applications (including utility and design patents), (b) registered and unregistered trademarks, service marks trade dress and trade names, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, (c) registered and unregistered copyrights, and applications for registration of copyright, slogans, and all applicable moral rights associated with any of the foregoing, (d) internet domain names and URLs, (e) trade secrets (including business and technical documents), know-how, inventions (patentable or not), and other proprietary rights and (f) rights in computer software.

"Interim Financial Statements" has the meaning set forth in Section 5.9.

"IT Assets" has the meaning set forth in Section 5.21.3.

"Law" means all provisions of constitutions, statutes, rules, regulations, and orders of all Governmental Authorities applicable to such Person, and all orders, decrees, judgments, injunctions and writs of all courts, arbitrators and Governmental Authorities.

"Lease Agreement" means, with respect to each real property location described on Annex A, a lease agreement, between a Buyer or an Affiliate of a Buyer, as lessee, and the Real Property Owner of such premises, as lessor, for the lease, occupancy and use of such premises, with rental rates matching current rental rates for such real properties or as otherwise agreed to by the parties, and in form and substance acceptable to Buyers and Sellers, to be executed and delivered at Closing.

"Lease Termination and Release" means that certain Lease Termination and Release, to be dated as of the Closing Date, in form and substance acceptable to Buyers.

"Leased Real Property" means all real property, land, buildings, fixtures, improvements and structures leased or subleased by any Company and all rights and interests of any Company, which is more particularly described on Schedule 5.19.

"Liabilities" means any and all debts, liabilities, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured, unmatured, or of any other nature (whether or not known or capable of being known, disclosed, matured accrued, asserted, contingent, direct, conditional, implied, vacarious, derivative, joint, several or secondary).

"Licenses and Permits" means, with respect to any Person, all of the permits, licenses, certificates, approvals, consents, waivers, exemptions and authorizations of, and registrations with all Governmental Authorities, and under, all federal, state, local and foreign Laws, as are required for the operation of such Person's business, or the ownership and use of such Person's assets or Real Property, or the employment of such Person's employees.

"Liens" means any mortgages, security interests, servitudes, deeds of trust, liens, charges, pledges, equitable interest, options, conditional sales contracts, rights of purchase, claims, restrictions, covenants, easements, rights of way, title defects or other lien or encumbrances or restrictions of any nature (whether absolute or contingent).

"Limited Representations" has the meaning set forth in Section 12.1.1.

"Liquidated Damages" has the meaning set forth in Section 11.3.

"Losses" means any and all losses, liabilities, damages, deficiencies, obligations, fines, expenses, claims, demands, actions, suits, proceedings, judgments or settlements, including interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the Indemnitee's rights hereunder, suffered by an Indemnitee; provided, however, Losses shall not include diminution in value, punitive damages or opportunity costs, unless such punitive damages or opportunity costs are actually awarded in connection with a Third Party Claim.

9	Capital Pumping

"Material Adverse Effect" means, any event, change, development, effect, occurrence that has, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the business, assets, properties, results of operations, liabilities or condition (financial or otherwise) of the Companies or (b) have a material adverse effect on the ability of any Company Party to enter into or perform its obligations under, or to consummate the transactions contemplated by, this Agreement or any other Transaction Document; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, (ii) any change in the economic, political, business or financial market conditions generally, (iii) any change generally affecting any of the industries in which the Companies operate or the economy as a whole, (iv) any natural disaster, (v) any acts of terrorism, sabotage, war, the outbreak or escalation of hostilities, weather conditions, change in geopolitical conditions or other force majeure events or; except, in the case of clauses (i), (ii) and (iii) above, to the extent that any such change, condition, event or effect has a materially disproportionate and adverse effect on (A) business, assets, properties, results of operations, liabilities or condition (financial or otherwise) of the Companies relative to other businesses in the industry in which the Companies operate, taken as a whole, or (B) on the ability of the Company Parties to enter into, to perform their obligations under, or to consummate the transactions contemplated by, this Agreement and the other Transaction Documents.

"MCS" has the meaning set forth in the introductory paragraph.

"MCS Membership Interest" has the meaning set forth in the Recitals.

"Mini Basket" has the meaning set forth in Section 12.4.3.

"Organizational Documents" means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

"Outstanding Claims" has the meaning set forth in Section 12.7.3.

"Owned Intellectual Property" means all Intellectual Property owned or purported to be owned by the Companies.

"Owned Real Property" means all real property, land, buildings, fixtures, improvements and structures owned by any Company Party or Real Property Owner, and all rights and interests of such Company Party or Real Property Owner related thereto, which is more particularly described on Schedule 5.18.

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"Partnership Tax Audit Rules" means Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local Law.

"Payoff Amounts" has the meaning set forth in Section 3.3.3.

"Payoff Letters" has the meaning set forth in Section3.2.

"Payor" has the meaning set forth in Section 9.3.

"Permitted Lien" means (a) Liens for Taxes not yet due and payable and (b) mechanics, carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business consistent with past practices or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Companies.

"Person" means any individual, firm, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency, trust, firm, organization, instrumentality or other entity of any kind.

"Personnel Records" means all personnel and other records (to the extent permitted by Law) for Employees, and all manuals, books and records of the Companies, including, without limitation, personnel policies and files and manuals and accounting records.

"Post-Closing Period" means any taxable period beginning on the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period beginning on the Closing Date.

"Pre-Closing Accounts Payable" means any account payable of any Company attributable to the period prior to the Closing Date, including, but not limited to, (a) accounts payable arising in connection with the ordinary course of the Business, and (b) the fees and expenses payable to advisors and other professional service firms incurred by the Company Parties in connection with the preparation, negotiation and execution of the Transaction Documents and the consummation of the transactions contemplated thereby.

"Pre-Closing Accounts Receivable" means any account receivable of any Company attributable to the period prior the Closing Date for which a Company has issued an invoice as of the Closing Date.

"Pre-Closing Period" means any taxable period ending before the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending on the day immediately prior to the Closing Date.

"Pre-Closing Warranty Claims" means warranty claims made by Companies prior to the Closing Date.

“Prepaid Insurance Amount” means that portion of the insurance premiums paid in advance by the Companies with respect to periods of insurance coverage on and after the Closing Date.

"Property Taxes" means real, personal and intangible property Taxes and any other Taxes imposed on a periodic basis and measured by the value of any item.

"PTO and Payroll/Commission Amount" has the meaning set forth in Section 5.14.12.

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"Pumping Equipment" means all trucks, concrete pumps and equipment of the Companies, together with all maintenance records, spare parts, spare and replacement parts and accessories related thereto, in each case, whether new or used.

"Purchase Price" means $129,200,000.

"Purchased Assets" means the properties and assets of the Companies, but excluding the Transferred Assets.

"Purchased Interests" means the CP Limited Partnership Interests, the ASC Limited Partnership Interests, the CP General Partnership Interests, the ASC General Partnership Interests and the MCS Membership Interests.

"R&W Insurance Policy" has the meaning set forth in Section 8.2.

"Real Property" means all interests in real property, land, buildings, fixtures, improvements and structures, owned, leased licensed or used in connection with the ownership, use or operation of the Business, or any assets used in the Business, of the Companies, including the real property described in the Lease Agreements.

"Real Property Owners" means CLC 31, LLC, a Texas limited liability company, and A. Keith Crawford, and "Real Property Owner" means either of them.

"Required Financial Information" means the financial information regarding the Companies that is required to be included in the Proxy Statement or other SEC filing by CPHI in connection with the Equity Financing, including (a) all audited financial statements (and notes thereto) of the Companies for the preceding two fiscal years, prepared in compliance with Regulation S-X and accompanied by an unqualified audit report of Maxwell Locke & Ritter LLP ("Companies' Audit Firm") with respect thereto (including all required audited financial statements of businesses acquired by the Companies accompanied by an unqualified audit report from the Companies Audit Firm with respect thereto), (b) all unaudited interim financial statements (and notes thereto) of the Companies prepared in compliance with Regulation S-X and having been reviewed by the Companies' Audit Firm which shall have advised the Companies in writing (e-mail being sufficient) that it has no further comments thereon, including, without limitation (i) the interim financial statements for the fiscal quarters ended March 31, 2019 and 2018 and (ii) the Company Parties' management's discussion and analysis of financial conditions and results of operations covering the periods specified in clause (b)(i) if the parties do not reasonably believe that the Closing will occur prior to May 14, 2019, (c) written consents from the Companies' Audit Firm providing such firm's consent to the inclusion of such firm's audit report within the Proxy Statement or other SEC filing by CPHI in connection with the Equity Financing and (d) all other financial and business information regarding the Companies reasonably required by the CPHI and Buyers in connection with the Debt Financing, the Equity Financing and the Proxy Statement.

"Restricted Period" has the meaning set forth in Section 10.2.

"Restrictive Covenant Agreements" means restrictive covenant agreements, between CP, on the one hand, and each of Mike Schultz, Ariel Fuentes and Troy A. Casada, on the other hand, on terms acceptable to Buyers.

"Retained Escrow Amount" has the meaning set forth in Section 12.7.3.

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"Run-off Period" has the meaning set forth in Section 9.6.

"SEC" means the United States Securities and Exchange Commission.

"Seller Indemnitee" has the meaning set forth in Section 12.3.

"Seller Returns" has the meaning set forth in Section 9.4.3(a).

"Sellers" mean CRLLC, CTCS, A. Keith Crawford and Melinda Crawford, and "Seller" means any one of them.

"Straddle Period" means any taxable year or Tax period beginning before and ending on or after the Closing Date.

"Subsidiary" means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

"Tax" or "Taxes" means any and all taxes, however denominated, the liability for which is imposed by Law, which taxes shall include, but not be limited to, all net income, gross income, gross receipts, franchise, excise, occupation, estimated, alternative minimum, add on minimum, premium, windfall profit, profits, gains, net worth, paid up capital, capital stock, greenmail, sales, use, ad valorem, value added, motor vehicle sales, retailers' occupation, stamp, natural resources, environmental, real property, personal property, custom, duty, transfer, recording, escheat, license, registration, documentation, leasing, insurance, social security, employment, severance, workers' compensation, impact, hospital, health, unemployment, disability, payroll, license, service, service use, employee or other withholding, or other tax or governmental charge, of any kind whatsoever, including any interest, penalties, fees, charges, levies, assessments, duties, tariffs, imposts or additions to tax that may become payable in respect thereof, and any liability in respect of such amounts arising as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, as a successor to or transferee of another Person or by Contract.

"Tax Arbiter" has the meaning set forth in Section 9.4.3(a).

"Tax Contest" means any audit, investigation, claim, litigation, assessment, reassessment, dispute or controversy relating to Taxes.

"Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, or any amendment to any of the foregoing.

"Taxing Authority" means any Governmental Authority responsible for the administration, assessment, determination, collection or the imposition of any Tax.

"Term Loan Agreement" means that certain Term Loan Agreement, dated as of December 6, 2018, by and among Credit Suisse AG, Cayman Islands Branch, as administrative agent, CPHI, Concrete Pumping Intermediate Acquisition Corp., BBCP, certain subsidiaries of CPHI, Credit Suisse Loan Funding, LLC, Jefferies Finance, LLC, and Stifel Nicolaus & Company Incorporated LLC, as Joint Lead Arrangers and Joint Bookrunners, as the same may be amended, modified, or supplemented in accordance with its terms.

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"Terminating Buyer Breach" has the meaning set forth in Section 11.1.3(a).

"Terminating Company Breach" has the meaning set forth in Section 11.1.2(b).

"Termination Date" has the meaning set forth in Section 11.1.2(c).

"Territory" has the meaning set forth in Section 10.2.

"Third Party Claim" has the meaning set forth in Section 12.5.2.

"Third Party Lease" means any Contract pursuant to which any Company leases, licenses or has the right to use real property and the lessor is a Person other than a Real Property Owner.

"Transaction Documents" means (a) this Agreement, (b) the Bill of Sale, (c) the Escrow Agreement, (d) the Restrictive Covenant Agreements, (e) the Transition Services Agreement, (f) the Lease Agreements and (g) the Lease Termination and Releases.

"Transfer Taxes" means all federal, state, local and non-U.S. transfer, excise, sales, use, ad valorem, value added, motor vehicle sales, license, registration, stamp, recording, real and personal property transfer and similar Taxes or fees applicable to, imposed upon, or arising out of the transfer of the transactions contemplated herein.

"Transferred Assets" has the meaning set forth in Section 2.2.

"Transition Services Agreement" means that certain Transition Services Agreement, to be entered into between Buyers and the Companies, on the one hand, and Sellers, on the other hand, in form and substance acceptable to Buyers and the Sellers.

"Vehicles" means all vehicles, and service vehicles of the Companies, together with all maintenance records, spare parts, replacement parts and accessories related thereto.

"WARN Act" has the meaning set forth in Section 5.14.7.

"Workers Compensation Claims" has the meaning set forth in Section 5.14.6.

"Warrant Exchange" means an offer by CPHI to exchange shares of CPHI common stock for outstanding warrants to purchase shares of CPHI common stock.

1.2      Construction.

1.2.1     Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement, (d) the terms "Article", "Section", "Schedule" or "Annex" refer to the specified Article or Section of, or Schedule or Annex to, this Agreement, (e) the word "including" shall mean "including, without limitation," (f) the word "or" shall be disjunctive but not exclusive, and (g) for purposes of ARTICLE 5 only, the word "delivered" shall mean delivered to Buyer or Buyers' attorneys or uploaded to the Firmex VDR established for this transaction at 11:59 p.m. (CT) on the Business Day prior to the date hereof.

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1.2.2     Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

1.2.3     Unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder.

1.2.4     The language used in this Agreement shall be deemed to be the language chosen jointly by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

1.2.5     Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

1.2.6     The phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if".

1.2.7     All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

1.2.8     All amounts payable pursuant to this Agreement shall be paid in U.S. dollars, and all references to "$" or "dollars" shall mean the lawful currency of the United States of America.

ARTICLE 2

PURCHASE AND SALE

2.1     Purchase and Sale of Purchased Interests.  In accordance with and subject to the terms and conditions set forth in this Agreement, at the Closing, (a) CR LLC shall sell, assign, transfer, convey to CPHA LLC, and CPHA LLC shall purchase and accept, the CP General Partnership Interest (b) A. Keith Crawford shall sell, assign, transfer, convey to BBCP, and BBCP shall purchase and accept, the CP Limited Partnership Interest, (c) CTCS shall sell, assign, transfer, convey to CPHA LLC, and CPHA LLC shall purchase and accept, the ASC General Partnership Interest, (d) A. Keith Crawford shall sell, assign, transfer, convey to BBCP, and BBCP shall purchase and accept, the ASC Limited Partnership Interest, and (e) Melinda Crawford shall sell, assign, transfer, convey to BBCP, and BBCP shall purchase and accept, the MCS Membership Interest, in each case, free and clear of all Liens, for the consideration specified in Section 3.1.

2.2     Transferred Assets; Distribution of Cash.  Immediately prior to the Closing, the Companies shall transfer, assign, convey and deliver to CTCS, and CTCS shall accept from the Companies, all of the Companies' right, title, or interest in to, and under (a) all personal tangible property (including computers, printers, software, copiers, fax machines, office supplies and other similar tangible property and software licenses, to the extent such license are applicable only to such personal property) used in the operation of the Business that is ordinarily located at 320 Steck Avenue, Unit 210 and 220, Austin, TX, (b) that certain Contract 003901 and Mediation Agreement between CP and Globequest Travel Club represented by Hotel Reservations Center Limited, (c) the mobile phone numbers of Sellers and their immediate family members; (d) the Excluded Equipment and (e) the two scanners associated with the global search system and currently located at the 9907 Iota Drive and 9501 McKenzie Road offices (collectively, the "Transferred Assets"). The Companies shall convey the Transferred Assets on an AS-IS WHERE-IS basis with all faults pursuant to a Bill of Sale. Immediately prior to the Closing, the Companies shall make a distribution of all of the Companies' cash held as of such date to the Sellers in accordance with each Company's Organizational Documents.

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2.3     Partner, Member and Manager Acknowledgment. Upon the consummation of the transactions contemplated herein, (a) Melinda Crawford hereby resigns as the manager of MCS, and acknowledges and agrees that she will cease to be a party to the MCS Operating Agreement, and shall cease to be the "tax matters partner" of MCS (and, if applicable, an officer of MCS), (b) A. Keith Crawford and CR LLC hereby withdraw as partners of CP, and (c) A. Keith Crawford and CTCS hereby withdraw as partners of ASC.

ARTICLE 3

PURCHASE PRICE

3.1     Purchase Price. Subject to adjustment in accordance with this Article 3 and Article 12, the aggregate consideration for the Purchased Interests shall be equal to the Purchase Price.

3.2     Payoff Letters; Lien Releases.  At least two Business Days prior to the Closing Date, (a) an authorized officer of the Companies shall deliver to Buyers the pay-off letters in form reasonably satisfactory to Buyers to be executed at or prior to the Closing by the lenders of all of the Indebtedness of the Companies, including, without limitation, as set forth on Schedule 3.2, which shall include an undertaking by such lenders to discharge, terminate and release in full at the Closing any Lien securing such Indebtedness (such letters, the "Payoff Letters"), and (b) the Company Parties shall have made arrangements satisfactory to Buyers for the full and final payment and satisfaction of all Indebtedness set forth on Schedule 3.2 and the release of Liens securing such Indebtedness. Notwithstanding the foregoing, the Companies shall not pay-off or terminate the Irrevocable Standby Letter of Credit No. CTCS-965184, issued in favor of Texas Mutual Insurance Company unless otherwise agreed to by the parties prior to the Closing.

3.3     Payment of Purchase Price.   At the Closing, Buyers shall pay and satisfy the Purchase Price, subject to adjustment in accordance with this Article 3, as follows:

3.3.1     Buyers shall pay or cause to be paid, by wire transfer of immediately available funds, the Escrow Amount to the Escrow Agent to be held as security in respect of the Sellers' indemnification obligations pursuant to Article 12 in accordance with the escrow agreement (the "Escrow Agreement") to be entered into by and among the Sellers, Buyers and the Escrow Agent at the Closing on terms mutually acceptable to them.

3.3.2     Buyers shall pay or cause to be paid, on behalf of the Company Parties, by wire transfer of immediately available funds, the amounts set forth in each Payoff Letter to the accounts set forth in such Payoff Letters (such amounts, in the aggregate, are the "Payoff Amounts").

3.3.3     After Closing, Buyers shall withhold and retain from the Purchase Price an amount equal to $3,700,000 (the "Employee Bonus Amount") plus an amount equal to the employer portion of withholding taxes (including FICA and FUTA) and the employer portion of any employer contribution under Employee Benefit Plans in respect thereof (all of the foregoing being the "Estimated Gross Employee Bonus Amount"), and Buyers shall cause the Companies to pay and remit the Employee Bonus Amount in accordance with Section 3.7.

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3.3.4     Buyers shall pay or cause to be paid, by wire transfer of immediately available funds, to the Sellers to the account set forth on Annex B, the Purchase Price plus (a) the Deposit Amount minus (b) the Escrow Amount, minus (c) the Payoff Amounts, minus (d) the Estimated Gross Employee Bonus Amount, minus (e) the PTO and Payroll/Commission Amount, minus (f) the Equipment Adjustment Amount and minus (g) 50% of the fees of the Escrow Agent, which Buyers shall cause to be paid to the Escrow Agent pursuant to the Escrow Agreement. The Sellers (i) shall agree among themselves as to the allocation and distribution of the such payment, and shall be solely responsible for distributing such amount to Persons entitled to a portion thereof, and (ii) acknowledge that upon Buyer's payment of such amount to the account set forth on Annex B, Buyer's obligations pursuant to this Section 3.3.4 shall be fully satisfied and release the Buyers from any obligation or responsibility with respect to the payment of the Purchase Price to the Sellers pursuant to this Section 3.3.4. Notwithstanding anything contained herein to the contrary, for purposes of this Section 3.3.4, the Deposit Amount shall not exceed $40,000.

3.4     Equipment Inspection.

3.4.1     Between the date hereof and Closing, Buyer will complete physical inspections of any Pumping Equipment and Vehicles with an Insured Value in excess of $100,000 (together, the "Inspected Equipment") to confirm the compliance and conformity of such Inspected Equipment with Section 5.8 (the "Inspection"). The Inspection will occur during on weekends (each, an "Inspection Event") at such time(s) as mutually agreed to by the parties. All parties hereby agreeing to act reasonably and in good faith in scheduling and performing such Inspections.

3.4.2     Within three (3) days following each Inspection Event, Buyer will deliver to Sellers a report (each, an "Inspection Report") (a) identifying in reasonable detail any Significant Defects discovered during such Inspection Event and (b) providing a good faith estimate of the cost of repairing such Significant Defects. For purposes of this Section 3.4, "Significant Defects" shall mean functional items which are in excess of $5,000 per piece of Inspected Equipment that materially impact the Inspected Equipment's ability to safely and effectively perform its primary operational functions. Significant Defects excludes normal wear and tear items for similar Inspected Equipment of equivalent age, and any minor cosmetic items that do not adversely affect the safety and functionality of such Inspected Equipment.

3.4.3     The Sellers will review the Inspection Report and accept or reject the proposed repairs of the Significant Defects as to each item of Inspected Equipment. If Sellers accept the proposed repairs, Sellers will repair and resolve the identified Significant Defects prior to the Closing Date, at the Sellers' sole cost and expense. Sellers shall deliver a written summary and certification covering any such repairs to Buyer at least three Business Days prior to Closing, which shall complete Sellers' obligation with respect to such repairs and the Inspected Equipment under this Section 3.4. In the event any accepted repairs are unable to be completed prior to the Closing Date, the cost of such repairs, as reflected on the Inspection Report, shall be deducted from the Purchase Price at Closing, and Buyer shall thereafter be responsible for completing such repairs on or after the Closing Date.

3.4.4     Prior to Closing, Keith Crawford, for and on behalf of the Sellers (the "Inspection Seller Representative") and Bruce Young, for and on behalf of Buyer (as "Inspection Buyer Representative"), shall work diligently and in good faith to resolve any of the Significant Defects or proposed repairs of such Significant Defects rejected by Sellers. If Inspection Seller Representative and Inspection Buyer Representative are unable to achieve such resolution at least three Business Days prior to Closing, the Insured Value of the item of Inspected Equipment subject to dispute shall be deducted from the Purchase Price (such amount is the "Equipment Adjustment Amount") and Sellers shall retain any such Inspected Equipment (as Transferred Assets, the "Excluded Equipment") and may subsequently sell such Excluded Equipment without restriction within 270 days following the Closing Date.

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3.4.5     The Equipment Adjustment Amount shall reduce the Purchase Price on the Closing Date, dollar for dollar.

3.5     Allocation of Purchase Price.   The parties agree that the Purchase Price shall be allocated as set forth on Schedule 3.5. The Sellers shall agree, among themselves, as to the allocation and distribution of the Purchase Price, and the Sellers shall be solely responsible for distributing the Purchase Price to Persons entitled to a portion thereof. Subject to the foregoing, Buyers shall prepare and deliver Internal Revenue Service Form 8594 to the Sellers for their review within 45 calendar days after the Closing Date, with a separate Form 8594 for each Company which Forms 8594 shall include the allocations on Schedule 3.5 and take into account any adjustments to the Purchase Price as set forth in Article 3, and Article 12. Upon the agreement of all parties as to the Form 8594, it shall be timely filed with the Internal Revenue Service by all parties and the parties shall file all Tax Returns in a manner consistent with such allocation.

3.6     Withholding.   Notwithstanding anything in this Agreement to the contrary, Buyers may deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code. Any such amounts will be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

3.7     Employee Bonus Amount.

3.7.1     After Closing, subject to appropriate withholding, Buyers shall cause the Companies to pay with the first payroll immediately following the Closing Date, in accordance with normal payroll practices of the Companies, the Employee Bonus Amount to the Employees identified on Schedule 3.7 (which schedule shall be delivered to Buyers at least five Business Days prior to Closing), in the amounts set forth opposite their names; provided, however, that the aggregate amount of such payments shall not exceed $3,700,000. Buyer shall cause the Companies to (a) withhold and remit to the appropriate taxing authorities the employee’s portion of all applicable withholding taxes related thereto, (b) withhold and remit to the appropriate taxing authorities the employer’s portion of all applicable withholding taxes related thereto, (c) withhold the employee’s contributions to Employee Benefit Plans with respect to such payments and (d) remit to the Employee Benefit Plans the employer’s contributions with respect to such payments. The sum of the Employee Bonus Amount and the Employer’s amounts in clauses (b) and (d) of the immediately preceding sentence is the "Final Gross Employee Bonus Amount."

3.7.2     If the Estimated Gross Employee Bonus Amount is greater than the Final Gross Employee Bonus Amount, Buyers shall pay to the Sellers, not later than 10 Business Days after the determination of such amount, such excess to the account set forth on Annex B. The Sellers (a) shall agree among themselves as to the allocation and distribution of the such payment, and shall be solely responsible for distributing such amount to Persons entitled to a portion thereof, and (b) acknowledge that upon the Companies' payment of such amount to the account set forth on Annex B, Buyers and the Companies' obligations pursuant to this Section 3.7.2 shall be fully satisfied.

3.7.3     If the Estimated Gross Employee Bonus Amount is less than the Final Gross Employee Bonus Amount, the Sellers shall pay to Buyers, not later than 10 Business Days after determination of such amount, such shortfall to an account designated in writing by the Buyers.

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ARTICLE 4

CLOSING

4.1     Closing.   Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Ballard Spahr LLP, 1225 17th Street, Suite 2300, Denver, Colorado 80202, at 10:00 a.m. (Denver time) two Business Days after the date on which all conditions set forth in this Article 4 have been satisfied or waived in writing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as the parties may mutually agree. The date on which the Closing actually occurs is the "Closing Date."

4.2     Buyers' Conditions to Closing.    The obligation of Buyers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or Buyers' written waiver) of the following conditions as of the Closing Date:

4.2.1     The representations and warranties set forth in Article 5 shall be true and correct at and as of the Closing Date as though then made (other than those representations and warranties that address matters as of particular dates which shall be true and correct at and as of such particular dates), except for inaccuracies that are de minimis in amount and effect, disregarding, solely for such purpose, all qualifications contained herein regarding materiality or Material Adverse Effect;

4.2.2     The Company Parties shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

4.2.3     The consents and approvals required to be obtained by the Company Parties to effect the transactions contemplated hereby, including those set forth on Schedule 5.3, shall have been obtained and delivered to Buyers;

4.2.4     Since the date of this Agreement, there shall not have occurred a Material Adverse Effect on the Business or any Company;

4.2.5     All of the conditions to closing the Equity Financing shall have occurred or been waived by the applicable parties, and the funding of the Equity Financing shall have occurred or shall occur substantially concurrently with the consummation of the transactions contemplated by this Agreement;

4.2.6     All of the conditions to each of (i) closing the Debt Financing and (ii) consummating the transactions contemplated by this Agreement as a "Permitted Acquisition" under and as defined in the ABL Agreement and the Term Loan Agreement shall have occurred or been waived by the applicable parties; and the funding under the Incremental Amendment shall have occurred or shall occur substantially concurrently with the consummation of the transactions contemplated by this Agreement;

4.2.7     The transactions contemplated in the Bill of Sale shall have occurred, and a duly executed copy of the Bill of Sale shall have been delivered to Buyers;

4.2.8     The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

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4.2.9       No judgment, decree or order shall have been entered which would prevent the consummation of the Closing;

4.2.10     The Company Parties shall have delivered to Buyers each of the following:

(a)     a certificate of each Company Party in the form reasonably satisfactory to Buyers, dated as of the Closing Date, stating that the preconditions specified in Sections 4.2.1 and 4.2.2 have been satisfied, duly executed by, (i) in the case of Company Parties that are limited partnerships, the general partner, (ii) in the case of Company Parties that are limited liability companies, the manager(s) and (iii) in the case of Company Parties that are natural persons, such natural person;

(b)     with respect to each Entity Company Party, (i) a certificate of the general partner or manager of such Entity Company Party, as the case may be, certifying to and attaching a copy of such Entity Company Party's Organizational Documents, a certificate of fact of good standing and (ii) Texas tax clearance certificate(s) with respect to such Entity Company Party that covers all franchise and sales and use Taxes and personal property Taxes, each dated as of a date no more than 20 Business Days prior to the Closing Date, (iii) resolutions adopted by such Entity Company Party's governing body and partners or members, as the case may be, authorizing the Transaction Documents and the transactions contemplated herein and therein, and (iv) incumbency certificates, each in the form reasonably satisfactory to Buyers and dated as of the Closing Date;

(c)     (i) a Lease Termination and Release, duly executed by the lessor and the lessee under that certain Lease Agreement, dated April 1, 2016, between A. Keith Crawford and CP, for the real property located at 320 Steck Avenue, Unit 210 and 220, Austin, TX, as amended or restated through the Closing Date, and (ii) evidence acceptable to Buyers of the termination of each real property lease (other than the lease referenced in clause (i) above) pursuant to which any Real Property Owner is the lessor and a Company is a lessee; provided, however, that in connection with the termination of each such real property lease, each Real Property Owner shall forever release and discharge each Company, its successors, assigns, affiliates, officers, directors, members, managers, employees, agents and attorneys, from any and all actions, causes of action, suits, claims, and demands, of every kind and nature whatsoever whether known or unknown, mutual mistake of fact notwithstanding, that any Real Property Owner ever had, now has, or may have had, against any Company or its successors, assigns, affiliates, officers, directors, members, managers, partners, employees, agents or attorneys, arising out of such real property leases, expressly including those obligations and indemnifications that otherwise would have survived the expiration or earlier termination of the relevant real property leases as provided therein or by applicable Laws;

(d)     an executed landlord estoppel certificate in form and substance acceptable to Buyers for each of the Third Party Leases, but excluding any Third Party Lease which is month-to-month;

(e)     a certificate duly executed by the Company Parties (i) certifying that the employees of the Companies, which have been requested in writing by Buyers at least five Business Days prior to the Closing, have resigned or been terminated prior to or concurrently with the Closing;

(f)     Assignments, duly executed by the Sellers;

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(g)     a Lease Agreement, with respect to each real property location described on Annex A, in a form reasonably satisfactory to the parties, duly executed by the Real Property Owner party thereto;

(h)     the Escrow Agreement, duly executed by the Sellers, the Companies and the Escrow Agent;

(i)     the Restrictive Covenant Agreements, in a form reasonably satisfactory to Buyers, each duly executed by CP and the Employees named therein;

(j)     the Transition Services Agreement, duly executed by the Sellers;

(k)     (i) the Payoff Letters with respect to all Indebtedness set forth on Schedule 3.2, and (ii) releases of the Liens set forth on Schedule 3.2;

(l)     a certificate of the Sellers’ non-foreign status that complies with the requirements of Sections 1445 and 1446(f) of the Code, and the regulations promulgated thereunder;

(m)     an opinion of counsel to the Company Parties, dated the Closing Date, addressed to Buyers, and in form and substance acceptable to Buyers; and

(n)     resolutions duly adopted by the partners of CP and ASC and by the manager and member of MCS ratifying all prior company actions and the appointment of persons authorized on their behalf to act, in form and substance acceptable to the Sellers and Buyers.

4.3     Company Parties’ Conditions to Close.  The obligations of the Company Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or the written waiver by the Company Parties) of the following conditions as of the Closing Date:

4.3.1     The representations and warranties set forth in Article 6 shall be true and correct at and as of the Closing as though then made (other than those representations and warranties that address matters as of particular dates which shall be true and correct at and as of such particular dates), except for inaccuracies that are de minimis in amount and effect, disregarding all qualifications contained herein regarding materiality or Material Adverse Effect;

4.3.2     Buyers shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

4.3.3     All consents and approvals set forth on Schedule 4.3.3 shall have been obtained;

4.3.4     The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

4.3.5     No judgment, decree or order shall have been entered which would prevent the Closing;

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4.3.6     Buyers shall have delivered to the Sellers each of the following:

(a)      a certificate in the form reasonably satisfactory to Sellers, dated as of the Closing Date, stating that the preconditions specified in Sections 4.3.1 and 4.3.2 have been satisfied, duly executed by an officer of each Buyer;

(b)     for each Buyer, a certificate of an authorized officer certifying to and attaching a copy of such Buyer's Organizational Documents, a certificate of fact of good standing dated as of a date no later than five Business Days prior to the Closing Date, and resolutions adopted by such Buyer's governing body authorizing the Transaction Documents and the transactions contemplated herein and therein, and incumbency certificates;

(c)     the Lease Agreements, in a form reasonably satisfactory to Buyers, each duly executed by a Buyer or an Affiliate of such Buyer;

(d)     the Escrow Agreement, duly executed by Buyers and the Companies; and

(e)     the Transition Services Agreement, duly executed by BBCP.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

The Company Parties hereby represent and warrant, jointly and severally, to Buyers as of the date hereof and as of the Closing Date, as follows:

5.1     Organization.   CP and ASC are each limited partnerships duly organized, validly existing and in good standing under the Laws of the State of Texas, and have all limited partnership power and authority to own or lease their properties and assets and to operate and carry on their Business as it is now being conducted. MCS, CR LLC and CTCS are each limited liability companies duly organized, validly existing and in good standing under the Laws of the State of Texas, and have all limited liability company power and authority to own or lease their properties and assets and to operate and carry on their Business as it is now being conducted. The copies of the Organizational Documents of CP and ASC previously made available by them in the electronic data room to Buyers are true, correct and complete. The copies of the Organizational Documents of MCS, CR LLC and CTCS previously made available by them in the electronic data room to Buyers are true, correct and complete. Each Entity Company Party is duly licensed or qualified to do business and (where applicable) is in good standing as a foreign corporation in each jurisdiction in which the ownership, operation or lease of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

5.2     Due Authorization.   Each Entity Company Party has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party (subject to the consents, approvals, authorizations and other requirements described in Section 5.2) and to consummate the transactions contemplated hereby and thereby and to perform all obligations to be performed by them hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by each Entity Company Party and consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all general partner, limited partner and limited liability company proceedings on the part of the Entity Company Parties necessary to authorize this Agreement and the Transaction Documents. This Agreement has been, and each of the Transaction Documents to which each Company Party is a party has been or will be at or prior to Closing, duly and validly executed and delivered by such Company Party and (assuming this Agreement constitutes a legal, valid and binding obligation of Buyers) constitutes a legal, valid and binding obligation of the Company Parties, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. A. Keith Crawford and Melinda Crawford are natural Persons and have the capacity to execute and deliver this Agreement and each other Transaction Document to which he or he is a party (subject to the consents, approvals, authorizations and other requirements described in Section 5.2) and to consummate the transactions contemplated hereby and thereby and to perform all obligations to be performed by them hereunder and thereunder.

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5.3     No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth on Schedule 5.3, the execution, delivery and performance of this Agreement and the Transaction Documents by the Company Parties and the consummation by the Company Parties of the transactions contemplated hereby and thereby do not and will not indirectly or directly, (a) violate any provision of, or result in the breach of, any applicable Law to which any Company Party is subject or by which any property or asset of the Companies is bound, (b) conflict with, result in a breach or violation of or constitute a default under any of the provisions of the Organizational Documents of the Entity Company Parties, (c) violate any provision of, result in a breach of, require a consent under, terminate or result in the termination of, or give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, modification, imposition of additional obligations or loss of rights or payment becoming due under any Contract or result in the creation of any Lien upon any of the properties or assets of any Company Party, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination, right or creation of a Lien or (d) result in a violation or revocation of any required license, permit or approval from any Governmental Authority.

5.4     Compliance with Laws.   Each Company Party is in compliance, in all material respects, with and, during the three year period prior to the date hereof, have complied in all material respects with, all Laws and judgments applicable to the ownership, occupancy and use of the Purchased Assets and the Real Property, and the operation of the Business, and the employment of the Employees. The Purchased Assets and Real Property and the use, operation and maintenance thereof and the Business are in material compliance with all Contracts applicable with respect thereto.

5.5     Governmental Consents.  Except as may result from any facts or circumstances relating solely to Buyers or any of their Affiliates, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any Company Party with respect to the Company Parties' execution or delivery of this Agreement or the consummation by the Company Parties of the transactions contemplated hereby, except for applicable requirements of the HSR Act.

5.6     Capitalization.

5.6.1     Schedule 5.6 sets forth (a) the full legal name and legal address of each Company Party, (b) the Purchased Interests owned, beneficially and of record, by each Seller and (c) the names and addresses of the legal owners of the Entity Company Parties.

5.6.2     Each Seller is the sole record and beneficial owner of the Purchased Interests set forth next to such Seller's name on Schedule 5.6, such Seller has good and marketable title to such Purchased Interests and, at the Closing, the Purchased Interests shall be free and clear of all Liens.

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5.6.3     The Purchased Interests constitute, in the aggregate, all of the issued and outstanding partnership and membership interests of each of the Companies, and except for the Purchased Interests, there are no (a) other issued and outstanding equity or economic interests or voting securities of any nature, type of kind of any Company (or contracts or agreements obligating any Company to issue, deliver or sell or cause to be issued, delivered or sold any of the foregoing) or (b) voting trusts, proxies or other agreements or understandings with respect to the voting of any equity interest of any Company.

5.6.4     There are no outstanding obligations of any Company (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any partnership or membership interests (or options or warrants to acquire any such interests) of such Company, and there are no outstanding rights to cause any Company to register its securities or which otherwise relate to the registration of any securities of such Company.

5.6.5     The Purchased Interests have been duly authorized and validly issued, and such Purchased Interests are not subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal or offer, co-sale or participation right, preemptive right, subscription right or similar right.

5.6.6     Each Seller has all requisite power and authority to vote his, her or its Purchased Interests, and there are no proxies, voting trusts, powers of attorney, divorce or marital decrees, Contracts, Laws or other restrictions or limitations binding on such Seller with respect to his, her or its Purchased Interests.

5.6.7     There are no declared or accrued but unpaid distributions with respect to the Purchased Interests.

5.6.8     There are no outstanding equity-appreciation rights, equity-based performance units, "phantom" equity rights or other contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, equity price performance or other attribute of such Company or its business or assets or calculated in accordance therewith (other than payments or commissions to sales representatives of such Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby, in each case in the ordinary course of business).

5.6.9     Following the consummation of the transactions contemplated herein (a) BBCP will be the sole owner of 100% of CP Limited Partnership Interests, 100% of the ASC Limited Partnership Interests and 100% of the MCS Membership Interests free and clear of all Liens, and (b) CPHA LLC will be the sole owner of 100% of the CP General Partnership Interests and 100% of the ASC General Partnership Interests free and clear of all Liens. None of the CP Limited Partnership Interests, ASC Limited Partnership Interests, MCS Membership Interests, CP General Partnership Interests or ASC General Partnership Interests are certificated.

5.6.10     Melinda Crawford is the sole manager of MCS.

5.6.11     None of the Companies owns any equity interest of any Person.

5.7     Assets Used in the Business.

5.7.1     The Companies have the right to own, operate, use and maintain their properties and assets in the manner in which they are now operated, used and maintained and to conduct the business of the Companies as currently conducted. Schedule 5.7.1 sets forth a complete and accurate list of Pumping Equipment and Vehicles owned or used by the Companies in the operation of the Business. The Companies have good and marketable title to, or have a valid and enforceable leasehold or license to, its properties and assets used in the business. As of the Closing, all properties and assets used in the Business are free and clear of all Liens (including protective Lien filings) other than Permitted Liens, capital leases, financing arrangements, and free of any restrictions on use.

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5.7.2     Schedule 5.7.2 sets forth a list of all deposits (the sum of such deposits being the "Deposit Amount"), including the amounts and a description of each deposit, the name of the Person holding such deposit, all Persons with any right, title or interest in or to such deposit, and any claim that may be made against such deposit.

5.7.3     The Customer Lists maintained by the Companies are true, correct and complete in all material respects, and are the only lists of the customers of the Business, and the Sellers have no other or separate list of the customers of the Business.

5.8     Sufficiency of Assets; No Third Party Rights.  The Companies own or lease all of the assets, properties, titles, rights and interests necessary for the conduct of the Business as presently conducted. All of the Vehicles, Pumping Equipment, other equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) used in the Business, are fully operational and will pass a boom inspection and Department of Transportation inspection, and have been maintained and are in good operating condition and repair (ordinary wear and tear excepted) and are fit for use in the ordinary course of the Business as presently conducted. The Purchased Assets, together with the rights and obligations of the parties set forth in this Agreement and the other Transaction Documents, are all of the properties and assets (tangible and intangible) necessary for the operation and conduct of the Business as presently conducted. To the extent used in the Business, the Companies' assets and inventory consist of a quantity and quality usable and salable in the ordinary course of business, are not obsolete, defective, or damaged (ordinary wear and tear excepted), are merchantable and are fit for their intended use.

5.9     Financial Statements.   Attached as Schedule 5.9 are (a) the audited consolidated balance sheets and statements of income, cash flows and equity holders' equity of each Company, as of and for the fiscal years ended December 31, 2017 and December 31, 2018, together with the auditor's report thereon, including, in each case, any notes thereto, (the "Audited Financial Statements") and (b) an unaudited consolidated balance sheet and statements of income and cash flow of each Company as of and for the one month period ended January 31, 2019 (the "Interim Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"). The Financial Statements (including the notes thereto) are true, correct and complete, are consistent with the books and records of the Companies and present fairly, in all material respects, the consolidated financial position and results of operations of the Companies as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items and for normal year-end adjustments).

5.10     Undisclosed Liabilities; Indebtedness.  There is no liability, debt or obligation (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due) of any Company, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business consistent with past practices (none of which relate to a breach of Contract, breach of warranty, tort, infringement, violation of Law, Governmental Order, permit or any Action), (c) incurred in connection with the transactions contemplated by this Agreement or (d) set forth on Schedule 5.11. Schedule 5.10 sets forth a true, correct and complete accounting of the outstanding Indebtedness of the Companies. The Companies have performed in all material respects all of its obligations required to be performed by it under each document evidencing their Indebtedness. No Company has any outstanding liability, including, without limitation, amounts owing as deferred purchase price, including all seller notes and "earn-out" payments, in respect of the acquisition of any business or division, equity interests or all or a material portion of the assets of any Person.

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5.11     Litigation and Actions.   Except as set forth on Schedule 5.11, there are no Actions pending, or to the Company Parties' Knowledge, threatened, and there exists no basis for any Action, (a) against or by any Company affecting its business or any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company) or (b) against or by any Company Party or any Affiliate of any Company Party that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no investigations pending, or to the Company Parties' Knowledge, threatened, against any Company Party or any officer, general or limited partner, director, employee, or manager of any Entity Company Party with respect to such Person's capacity as such. To the Company Parties' Knowledge, all liabilities or losses suffered or incurred in connection with matters set forth on Schedule 5.11 are fully covered by insurance policies maintained by the Companies, subject to applicable deductibles, retentions and other policy limitations, and no claims in respect thereof have been denied or disputed by any applicable insurer. There is no material unsatisfied judgment, or any material obligation pursuant to any settlement agreement or any open injunction binding upon any Company. Schedule 5.11 sets forth a list of all closed or resolved Actions during the preceding three years applicable to the Companies (including their predecessors) or the conduct of their businesses or the ownership or use of any of their properties or assets, including the date such Action was commenced and concluded, and the nature of the resolution thereof.

5.12     Contracts.

5.12.1     Schedule 5.12 sets forth a true, correct and complete list and, if oral, a complete description of:

(a)        all Contracts (including all Affiliate Agreements) that any Company Party is a party to or is bound by that affect or relate to the Companies or their Business or the ownership of use of any of their properties or assets, and that provide for, or is likely to result in, payments in any 12-month period by any party thereto in excess of $150,000;

(b)        any written Contract for the employment of any officer, individual employee or other Person on a full time, part time, consulting or other basis;

(c)        any Contract under which any Company has advanced or loaned money to, guaranteed an amount for the benefit of or made an investment in any other Person;

(d)        any Contract, promissory note or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any asset or group of assets of the Companies;

(e)        any Contract regarding any material indemnification provided by any Company against third party claims;

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(f)        any Contract prohibiting any Company from freely engaging in the Business anywhere in the United States, granting most favored nation pricing or exclusive rights to a counterparty or requiring it to purchase all or substantially all of its requirements for a product or service from a particular Person;

(g)        any material non-disclosure or confidentiality agreements, other than those entered into in contemplation of a sale of the Companies or assets of the Companies (outside of the ordinary course of business); or

(h)        any settlement, conciliation or similar agreement with any Governmental Authority or other Person containing obligations yet to be performed or completed by either or both parties.

5.12.2     True, correct and complete copies of the written Contracts and descriptions of oral Contracts listed on Schedule 5.12 (including all Affiliate Agreements) have been delivered to Buyers. To the Company Parties' Knowledge, no Person who is a party to any such Contract is in default, nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a material default, under any such Contract or any other material obligation owed by any Company Party or Affiliate of any Company Party, and to the Company Parties' Knowledge, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a material default by any other party to any such Contract.

5.12.3     The Companies maintain all work in process within the PumpMagic software system in the ordinary course of business consistent with industry standards. The PumpMagic software system maintained by the Companies includes a true, correct and complete list of all work in process as of the Closing Date.

5.13     Employee Benefit Plans.

5.13.1     Schedule 5.13.1 sets forth a true, correct and complete list of each Employee Benefit Plan. With respect to each Employee Benefit Plan set forth on Schedule 5.13.1, the Companies have made available in the electronic data room to Buyers true, correct and complete copies of (a) such Employee Benefit Plan document and any amendments thereto and, with respect to any unwritten Employee Benefit Plan, a written description of the material terms of such Employee Benefit Plan, (b) the most recent summary plan description (if any), (c) the most recent annual report on Form 5500s and all attachments thereto filed with the Internal Revenue Service with respect to such Employee Benefit Plan (if applicable), (d) the most recent nondiscrimination testing results, if applicable, (e) the most recent determination, advisory, or opinion letter, if any, issued by the Internal Revenue Service with respect to such Employee Benefit Plan, if applicable, and (f) any material correspondence with any Governmental Authority within the past 12 months.

5.13.2     With respect to each Employee Benefit Plan:

(a)     (i)  such Employee Benefit Plan has been maintained, funded, operated, and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, (ii) all contributions and premiums required to be made with respect to such Employee Benefit Plan have been made or, to the extent not yet due, accrued on the Companies' Financial Statements and (iii) if such Employee Benefit Plan is intended to be qualified within the meaning of Section 401(a) of the Code, such Employee Benefit Plan has received a favorable determination, advisory or opinion letter as to the form of such Plan and, to the Company Parties' Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Employee Benefit Plan.

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(b)     No Employee Benefit Plan is, and no Company or Affiliate of any Company, and none of their respective ERISA Affiliates sponsors or contributes to, or has, within the past six years, sponsored, contributed to or been required to contribute to, (i) a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA), any other pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, a "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, (ii) a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA or (iii) a voluntary employee's beneficiary association that is exempt from taxation under Section 501(c)(9) of the Code.

(c)     No Employee Benefit Plan provides health, life, death or disability benefits to any officer, director or employee of any Employee following retirement or other termination of employment, other than as required by Section 4980B of the Code, or similar applicable Law, or for continued coverage through the end of the month in which such retirement or termination occurs.

(d)     With respect to the Employee Benefit Plans, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Company Parties' Knowledge, threatened against any Company. The Companies have, for purposes of each Employee Benefit Plan and for purposes of Tax withholding, correctly classified all individuals performing services for any such entity as employees and independent contractors, as applicable.

(e)     With respect to each Company Employee Benefit Plan, no Company or any ERISA Affiliates is currently liable for any tax arising under sections 4971, 4972, 4975, 4979, 4980 or 4980B of the Code, and no fact or event exists that would give rise to any such tax liability. No Company has any obligation or commitment to "gross up" any Person with respect to Taxes under Section 409A or 4999 of the Code.

(f)     No Company or any ERISA Affiliate is under any obligation (express or implied) to modify any Employee Benefit Plan, or to establish any new Employee Benefit Plan for the benefit of the Company's employees. Each Employed Benefit Plan has expressly reserved to the Company the right to amend, modify or terminate each Employee Benefit Plan, or any portion of any Employee Benefit Plan, without liability to the Company.

(g)     Except as set forth in Schedule 5.13.2, neither the Companies' execution of, nor the performance of the transactions contemplated by, this Agreement will, either alone or in connection with any other event, (i) result in any payment, severance or benefit becoming due to any Employee or Former Employee, director, officer or independent contractor of any Company, (ii) increase the amount of any compensation, severance, or benefits payable under any Employee Benefit Plan, or (iii) result in the acceleration of the time of payment, funding, or vesting of any compensation, severance, or benefit due to any Employee or Former Employee, director, officer or independent contractor of any Company.

(h)     Each Employee Benefit Plan that is a nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) has been maintained in all material respects in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom, and no participant has incurred or would reasonably be expected to incur income acceleration or Taxes under Section 409A of the Code with respect to any payment to be made under any such Employee Benefit Plan.

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5.14     Employment Matters.

5.14.1     No Company is a party to any collective bargaining agreement, work council agreement, trade union agreement, or other similar agreement for the representation of Employees and there is no labor union or other organizations representing any Employees of the Companies. There has not been, there is not presently pending or existing, and there is not threatened (a) any labor strike, slowdown, work stoppage, picketing or other labor disruption pending with respect to Employees or (b) any unfair labor practice. No union or labor representative organizing activities are taking place or have taken place with respect to any Employee in the three years prior to Closing at any of the locations operated by any Company. To the Company Parties' Knowledge, no petition for representation concerning Employees has been filed with the National Labor Relations Board or any other Governmental Authority seeking certification as the collective bargaining representative of any Employee.

5.14.2     To the extent permitted by Law, Schedule 5.14.2-A attached hereto sets forth a true, correct and complete list of all Persons who are employed by any Company, or otherwise providing services to any Company in connection with the conduct of the Business as of the date hereof. Schedule 5.14.2-B sets forth a true, correct and complete list of all Persons who have been employed by any Company, or otherwise providing services to any Company in connection with the conduct of the Business at any time during the 45 days prior to Closing. Schedule 5.14.2-A, as of the date hereof, and Schedule 5.14.2-B, as of the Closing Date, correctly states, with respect to each Person identified on such schedule, such Person's title and job function, location, employing entity, current annual rate of compensation or hourly wage, current target bonus opportunity, other material compensation arrangements, employee loans, employee status (full-time or part-time, temporary, exempt or non-exempt, and active or on leave or disability), and date of hire. To the Company Parties' Knowledge, no Person designated as an "exempt" employee on Schedule 5.14.2-A, as of the date hereof, or Schedule 5.14.2-B, as of the Closing Date, will terminate his or her employment as a result of the consummation of the transactions contemplated by this Agreement or otherwise, has not notified any Company Party of such Person's intention to terminate, nor given any Company Party any express indication that such Person will terminated such employment before or after the Closing.

5.14.3     Except as set forth on Schedule 5.14.3, no Company has entered into any employment agreement with any Employee, and all Employees may be terminated at will. Except as set forth on Schedule 5.14.3, there is no contractual obligation or special termination or severance arrangement in respect of any of the Employees (including any Former Employee) and there is no provision of any agreement or arrangement with any of the Employees (including any Former Employee), or any other legal or contractual requirement, which would obligate any Company to employ any of the Employees (or any time in the two years prior to the Closing Date was a party to, had an obligation or other arrangement with respect to, or was bound by). The Company Parties have provided Buyers with true, correct and complete copies of each such employment agreement (or a complete written description thereof if the employee arrangement is not set forth in writing). All Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.

5.14.4     The Companies have paid in full all wages, bonuses, commissions and other benefits and sums due (and all required Taxes, insurance, social security and withholding thereon), including all accrued vacation, accrued sick leave, accrued benefits and accrued payments (and pro rata accruals for a portion of a year) to its Employees and Former Employees due and owing. The Companies have maintained in effect all insurance policies and other employee benefits covering any employee claims incurred through and including the Closing Date.

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5.14.5     To the extent permitted by Law, Schedule 5.14.5 sets forth a true, correct and complete list of all Persons who have been engaged by any Company as an independent contractor and consultant by any Company at any time during the 45 days prior to Closing, including a description of the services provided and the most recent rate of compensation payable to such Person. The Company Parties have provided Buyers with true, correct and complete copies of each such consulting or independent contractor agreement (or a complete written description thereof if the consulting or independent contractor arrangement is not set forth in writing). All independent contractors and consultants are properly classified. To the Company Parties' Knowledge, no Company has any liability, whether absolute or contingent, direct or indirect, including for the purposes of Tax withholding Laws or any under any benefit plan, with respect to any misclassification of a Person as an independent contractor rather than as an employee or with respect to any employees "leased" from another entity. No Person who is not an Employee of a Company has made or, to the Company Parties Knowledge, threatened any claim that such Person is or should be classified as an Employee of a Company under applicable Law, and there is no basis for any liability of the Companies arising from the classification of a natural person as an independent contractor or other non-employee status.

5.14.6     Schedule 5.14.6 sets forth a true and complete list of all open, unresolved, reserved for, and incurred but not yet reported Workers Compensation Claims, and other claims arising out of injuries or occupational safety matters involving Employees (or Former Employees, to the extent the same have not been fully resolved) or sustained by Employees or Former Employees (or Former Employees, to the extent the same have not been fully resolved) ("Workers Compensation Claims"), along with the nature of the claim, date of injury, date of claim, amount paid or claimed to date and amount reserved for, arising or with a date of occurrence on or before the last day of employment of such Employee by any Company (the "Employees' Termination Date"). The Companies have been in compliance, in all material respects, with the filing requirements with appropriate workers' compensation or other Governmental Authorities on all claims arising out of injuries or occupational safety matters based on an injury or event occurring on or prior to Closing.

5.14.7     The Companies are and have been in compliance with all applicable Laws relating to employment, wages and hours, immigration, plant closings and layoffs under the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") and other similar applicable Laws, unemployment insurance, workers' compensation, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards wages and hours, affirmative action, civil rights, background checks, hiring practices, and occupational health and safety, the payment of social security and similar Taxes, income Tax withholding and privacy rights of Employees. There are no Actions pending, or to the Company Parties' Knowledge, threatened against the Companies by or on behalf of any Employee or Former Employee related to any labor or employment matter. No Company, and no predecessor to any Company, has taken any action that constitutes a "mass layoff," "mass termination," or "plant closing" within the meaning of the WARN Act or similar state, local, or foreign Laws, affecting any site of employment or one or more facilities of any of the Companies.

5.14.8     The Companies have delivered to Buyers true, correct and complete copies of forms of the non-competition and non-solicitation Contracts entered into between the Companies and all Business Personnel. The Companies have not sought to enforce any noncompetition or non-solicitation Contract covering any former Business Personnel.

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5.14.9     To the Company Parties' Knowledge, no Employee or Former Employee has suffered or is suffering from any illness or disease caused directly or indirectly by any employment related condition or by contact with any Hazardous Materials within the scope of such Person's employment.

5.14.10     No Company is a covered federal contractor or subcontractor under Executive Order 11246, as amended (including, without limitation, Section 503 of the Rehabilitation Act of 1973 and the Vietnam Era Veterans Readjustment Act of 1974). No Company has any affirmative action plans with any Governmental Authority.

5.14.11     None of the Companies' Business Personnel is an undocumented alien, and a properly completed Form I-9 is on file with the Companies for each such Person. The Companies have complied with the U.S. Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder, and with all and there is no basis for any claim that any Company is not in compliance with the terms thereof. No Company Party has received notice or other communication from any Governmental Authority regarding any unresolved violation or alleged violation of any applicable Law relating to the hiring, recruiting, employing of (or continuing to employ) anyone who is not legally authorized to work in the United States. The Company Parties have provided Buyers with true, correct and complete copies of all Form I-9s with respect to the Companies' Business Personnel.

5.14.12     Schedule 5.14.12-B as of the Closing Date, sets forth a true, correct and complete list of the amount and value of all accrued but unpaid salary, earned but unpaid bonuses, unpaid reimbursable expenses, earned (whether by acceleration or otherwise) but unpaid commission and the net amount and value of all vacation, paid time off and related payments to which the Employees are entitled as of such date (the “PTO and Payroll/Commission Amount”).

5.15    Taxes.

5.15.1     Each Company has duly and timely filed (taking into account any valid extensions of time within which to file) all Tax Returns that were required to have been filed by it on or prior to the Closing Date, all such Tax Returns are true, complete and correct in all material respects, and all Taxes that are due and payable by each such Company (whether or not shown as due on such Tax Returns) have been timely paid in full.

5.15.2     Each Company has withheld and timely remitted to the appropriate taxing authorities all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any Business Personnel, creditor, equityholder or other Person.

5.15.3     There is no Tax Contest pending or, to the Company Parties' Knowledge, threatened against any Company with respect to any Taxes.

5.15.4     Other than Permitted Liens, there are no Liens for Taxes on any of the properties or assets used in the business, nor is any taxing authority in the process of imposing any Liens for Taxes on any of the properties or assets used in the business.

5.15.5     All deficiencies asserted, or assessments made, against a Company as a result of any examinations by any taxing authority have been fully paid.

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5.15.6     No Company Party has waived or extended or been requested to waive or extend any statute of limitations for the assessment, collection or imposition of any Taxes, which waiver or extension is currently in effect.

5.15.7     No claim or nexus inquiry has been made by any Governmental Authority in a jurisdiction where a Company does not file Tax Returns or pay Taxes (including withholding Taxes) that a Company is or may be subject to taxation by, or have a duty to deduct, withhold or collect and pay over Taxes to, that jurisdiction (including federal, state, local or non-U.S. jurisdictions). No Company has commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction relating to any material Taxes that has not been fully resolved or settled.

5.15.8     Each Company (a) is not, and never has been, a party to or otherwise bound by any Tax sharing, allocation or indemnification agreement under which a Company would reasonably be expected to be liable after the Closing Date for a material Tax liability of any Person that is not a Company or Company Party, other than commercial agreements or arrangements that do not relate primarily to Taxes, (b) is not and never has been a member of an Affiliated Group or (c) does not have any liability for the Taxes of any other Person under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

5.15.9     No Company Party is a "foreign person" within the meaning of Section 1445 of the Code. Neither the Code nor any other applicable Law requires Buyers to withhold any portion of the Purchase Price.

5.15.10     No Company is, and never has been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and U.S. Treasury Regulation Section 1.6011-4(b).

5.15.11     None of the properties or assets used in the business constitutes stock in a corporate Subsidiary or a joint venture, partnership interest, limited liability company interest or other equity interest in any Person or an arrangement or Contract which is taxed as a partnership for U.S. federal income tax purposes (or the right to acquire any of the foregoing interests).

5.15.12     Each Company does not have (and has not previously had) any permanent establishment in any foreign country, and such Company does not engage (and has never previously engaged) in a trade or business in any foreign country.

5.15.13     For U.S. federal and applicable state and local income Tax purposes, no Buyer or any of its Affiliates will be required to recognize any income on or after the Closing Date on account of any deferred revenue or prepaid income received by a Company prior to the Closing Date.

5.15.14     Each Company has complied with all Laws relating to sales and use Taxes, including receipt and retention of any required exemption certificates. The Companies have complied with all Laws relating to unclaimed property and escheat, including the filing of all required Tax Returns and reports with respect thereto.

5.15.15     None of (a) the goodwill, (b) going concern value or (c) other intangible assets of a Company that would not be amortizable prior to the enactment of Section 197 of the Code was held by a Company (or any "related person" (within the meaning of Section 197(f)(9)(C) of the Code)) on or before August 10, 1993 or could constitute anti-churning property under Section 197(f)(9)(A) of the Code.

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5.15.16     None of the properties or assets used in the business is (a) required to be treated as being owned by another person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (b) subject to Section 168(g)(1)(A) of the Code, or (c) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

5.15.17     Any related party transaction conducted by a Company has been on an arms-length basis in accordance with applicable Law, and all documentation and reporting requirements under applicable transfer pricing Laws have been timely complied with and, if necessary, all relevant documentation has been retained in accordance with applicable transfer pricing Laws.

5.15.18     Each Company is (and has been for its entire existence) classified as a partnership for all Income Tax purposes. No election has ever been filed to treat Company as an association taxable as a corporation for income tax purposes.

5.15.19     Since the date of the most recent balance sheet, no Company has (a) incurred any material Taxes outside in the ordinary course of business consistent with past practices, (b) changed a material method of accounting for Tax purposes, (c) entered into any agreement with any Governmental Authority (including a "closing agreement" under Code Section 7121) with respect to any material Tax matter, (d) surrendered any right to a material Tax refund, (e) changed an accounting period with respect to Taxes, (f) filed an amended material Tax Return or (g) changed or revoked any material Tax election.

5.15.20     No Company is required to include any material item of income in, or exclude any material item of deduction from, its taxable income for any period (or portion thereof) beginning after the Closing Date as a result of (a) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws), (b) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws), (c) any prepaid amounts received or paid on or prior to the Closing or deferred revenue realized on or prior to the Closing, (d) a change in method of accounting made before the Closing Date with respect to a pre-Closing tax period or (e) a Tax agreement entered into with any Governmental Authority (including a "closing agreement" under Code Section 7121 or any "gain recognition agreements" entered into under Code Section 367) on or prior to the Closing Date.

5.15.21     No Company has made an election (including a protective election) pursuant to Code Section 108(i).

5.15.22     No Company currently uses the cash method of accounting.

5.15.23     No Company has made an election under Section 965(h) or Section 965(n) of the Code.

5.15.24     All of the property of each Company that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing authorities.

5.15.25     No Company has made an election to apply the Partnership Tax Audit Rules for any taxable period beginning prior to January 1, 2018.

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5.16     Insurance.

5.16.1     Schedule 5.16 contains a true, correct and complete list of all certificates, binders and policies of property, fire and casualty, product liability, workers' compensation, and other forms of insurance held by, or for the benefit of, the Companies as of the date of this Agreement. For each such certificate of insurance, binder and policy so listed, Schedule 5.16 also sets forth: (a) all applicable binder or policy numbers, (b) the name and address of the insurance carrier, (c) the identity of the names insured, (d) the annual premium and the policy or binder period, and (e) the coverable liability limits (including any deductible or retention, if any). The Companies have delivered to Buyers true, correct and complete copies of such insurance policies. The historical insurance programs of the Companies are commercially reasonable and there are no historical gaps in coverage. Except as set forth in Schedule 5.16, (i) no Company has received any written notice from any insurer under any such insurance policies, canceling or materially adversely amending any such policy or denying renewal of coverage thereunder and (ii) all premiums on such insurance policies due and payable have been paid in full.

5.16.2     There are no outstanding claims which have been denied or disputed by the insurer. The Companies maintain, and at all times during the past three years have maintained, in full force and effect, certificates of insurance, binders and policies of such types and in such amounts and for such risks, casualties and contingencies as is reasonably adequate to insure the Companies against insurable losses, damages, claims and risks to or in connection with or relating to their respective businesses, properties, assets and operations. Except as set forth on Schedule 5.16, no Company has ever maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.

5.17     Licenses and Permits.   The Companies have obtained and are in material compliance with, all Licenses and Permits necessary under applicable Laws to permit the Companies to own, operate, use and maintain their assets in the manner in which they are now operated, used and maintained and to conduct the Business as currently conducted. All applications required to have been filed for the renewal of such Licenses and Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Licenses and Permits have been duly made on a timely basis with the appropriate Governmental Authority. All such Licenses and Permits are renewable by their terms or in the ordinary course of business consistent with past practices. Since January 1, 2016, (a) there has not occurred any default under any of the Licenses and Permits by any Company, (b) no Company Party has received any written notice from any Governmental Authority relating to the revocation or modification of any of the Licenses and Permits or with respect to any failure by any Company to have any License and Permit required in connection with the operation of the business, the ownership of the properties and assets used in the Business, the use and occupancy of the Real Property or the employment of the Employees, and no material violations have been recorded in respect of any of the Licenses and Permits, and (c) to the Company Parties' Knowledge, there have been no threatened claims, actions, suits or other proceedings or investigations before or by any Governmental Authority that would reasonably be expected to result in the revocation or termination of any of the Licenses and Permits.

5.18     Owned Real Property.   No Company owns any Real Property. Schedule 5.18 sets forth the address of the Owned Real Property. With respect to each parcel of Owned Real Property, there are no outstanding options, rights of first offer or rights of first refusal or other options to purchase any Owned Real Property or any portion thereof or interest therein. No condemnation, eminent domain or similar proceeding is pending with respect to any Owned Real Property or any portion thereof, and to the Company Parties' Knowledge no condemnation or rezoning proceedings are threatened or contemplated with respect to any Owned Real Property.

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5.19      Leased Real Property.   Schedule 5.19 sets forth the address of each parcel of Leased Real Property, and describes each Third Party Lease. The Companies have delivered to Buyers true, correct and complete copies of the Third Party Leases, together with all other Contracts affecting or in connection with the Leased Real Property or the Third Party Leases (including but not limited to any estoppels, subordination agreements, commitment letters, etc.). No Company Party has leased or otherwise granted to any Person, other than the Company lessee, the right to use or occupy any portion of the Leased Real Property. There are no outstanding options, rights of first offer or rights of first refusal to purchase all or any portion of the Leased Real Property. With respect to each Third Party Lease: (a) such Third Party Lease is valid, binding, enforceable and in full force and effect, and the Company party as lessee to such Third Party Lease enjoys peaceful and undisturbed possession of the Real Property leased thereby, (b) the Company party as lessee to such Third Party Lease is not in breach or default under such lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, could result in a breach or default, and the Company party thereto has paid all rent and other amounts due and payable under such Third Party Lease (including Taxes) through the Closing Date, (c) no Company Party has received nor given any written notice of any breach or default under such lease, no other party to such Third Party Lease is in breach or default thereof, and no other party to such Third Party Lease has exercised or threatened to exercise any termination rights with respect thereto and (d) the Company party to such Third Party Lease has not subleased, assigned or otherwise granted to any Person the right to use or occupy all or any portion of the Real Property leased thereby. Except as set forth on Schedule 5.19, no Company Party has received any notice of any, and to the Company Parties' Knowledge there are no: (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting any Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to affect the ability to operate the Leased Real Property as currently operated by the Company party to the applicable Assigned Lease. The Leased Real Property is in an operating condition and state of maintenance and repair, normal wear and tear excepted, that is sufficient to conduct the business of the Companies and the ownership or use of any of their properties or assets in substantially the manner currently conducted.

5.20     Environmental.

5.20.1     Except as set forth on Schedule 5.20, the Company Parties' and, to the Knowledge of Company Parties, the Real Property Owners’, ownership, use and operation of their Real Property are in compliance in all material respects with the requirements of all applicable Environmental Laws. All Environmental Permits required for the ownership, use and operation of the properties, assets and Real Property have been timely obtained and are in full force and effect, and the Companies' ownership, use and operation of the properties, assets and Real Property are in material compliance with, all such Environmental Permits. There are no Actions pending or, to the Company Parties' Knowledge, threatened relating to an actual or alleged violation of Environmental Laws, any remediation obligations pursuant to Environmental Laws, any Environmental Permits (or the failure to have an Environmental Permit), personal injury or property damage claims relating to a release or threatened release of Hazardous Materials, or response, removal or remedial costs pursuant to CERCLA or any similar state Law, in each case on or with respect to the properties, assets and Real Property. No Company is operating or required to be operating its properties, assets or Real Property pursuant to any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into as a result of a violation or an alleged violation of any Environmental Law. To the Company Parties' Knowledge, there are and have been no Hazardous Materials that have been disposed of or released in violation of Environmental Laws on, in, from or under the properties, assets and Real Property of the Companies, or with respect to the operations of the Business, that have resulted in or could reasonably be expected to result in a violation of any Environmental Law, any claim of exposure to or damage from any Hazardous Material, or in a liability under Environmental Law to perform any remediation, removal, response, restoration, abatement, investigation or monitoring. Except as identified in the environmental reports set forth on Schedule 5.20.2, no underground or above ground storage tanks, landfills, waste disposal areas, wastewater surface impoundments or lagoons, asbestos, or polychlorinated biphenyls septic systems, septic tanks or leachfields, drywells, monitoring wells, lead paint, or treatment systems of any kind, on, at, or underneath any of the Real Property. No Company is a party to any Contract pursuant to which it is obligated to indemnify any other Person with respect to, or be responsible for any claims or violations, obligations or liabilities pursuant to, or in violation of, Environmental Law.

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5.20.2     True, correct and complete copies of all environmental assessments, audit reports and similar studies or analyses relating to any Real Property owned or leased by any Company Party that are in the possession of any Company Party have been delivered to Buyers. Schedule 5.20.2 sets forth a list of all such assessments, audit reports and similar studies or analyses.

5.20.3     The Company Parties acknowledge and agree that prior to the Closing Date, no Buyer or any of its Affiliates (a) has ever been in control of any Company or any Affiliate of any Company, the Purchased Assets, any Real Property, or the operations or activities related to the Business, or any Company's affairs or the affairs of any Affiliate of any Company, and (b) has the capacity through the provisions of this Agreement or any other document contemplated hereunder or otherwise to influence any Company's conduct, or the conduct of or any Affiliate of any Company, with respect to the ownership, operation or management of the properties, assets and Real Property of the Companies, or the operations or activities related to the Business, or the affairs of any Company or of any Affiliate of any Company, or compliance (or not) with Environmental Laws.

5.21     Intellectual Property.

5.21.1     Schedule 5.21 contains a true, correct and complete list of all of the trademarks, service marks trade dress and trade names, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, internet domain names and URLs and rights in computer software (other than software that is off the shelf or non proprietary) owned or used by the Companies in the conduct of the Business. Except as set forth on Schedule 5.21: (a) the Companies own and possess all right, title and interest in and to, or possesses the valid and enforceable right to use, the Intellectual Property used in the conduct of the Business, (b) during the six-year period prior to the date of this Agreement, no Company has received any written notices of material infringement or misappropriation from any third party with respect to any Company's use of any Intellectual Property, (c) to the Company Parties' Knowledge, no third party is materially infringing or misappropriating any registered Intellectual Property owned by any Company and (d) to the Company Parties' Knowledge, no Company is infringing on any registered Intellectual Property owned by a third party.

5.21.2     Except as set forth on Schedule 5.21, the Companies, the conduct of the Business and all products and services of the Companies and the use thereof have not infringed or otherwise violated, and do not infringe or otherwise violate, any Intellectual Property rights of any Person in any material respect. No Company is the subject of any pending Action that (a) alleges a claim of infringement, misappropriation, dilution or violation of any Intellectual Property rights of any Person, and no such claim has been asserted or threatened against any Company at any time during the past six years or (b) challenges the ownership, use, patentability, registration, validity or enforceability of any Owned Intellectual Property. Within the six years prior to the date of this Agreement, no Person has notified any Company Party that any of such Person's Intellectual Property rights are infringed, misappropriated or otherwise violated by any Company in any material respect or that any Company requires a license to any of such Person's Intellectual Property rights in order for such Company to continue activities that are material to the Business as currently conducted or as proposed to be conducted.

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5.21.3     All software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation ("IT Assets"), in each case, used by any Company in connection with the operation of the Business are operational, fulfill the purposes for which they were acquired or developed, have security, back-ups and disaster recovery arrangements in place and hardware and software support, and maintenance which are at a commercially reasonable level for the current needs of the Business. The Companies have taken commercially reasonable measures to implement disaster recovery and security plans, and have taken reasonable steps consistent with or exceeding industry standards for the field of the Business to safeguard the availability, security and integrity of the IT Assets and all data and information stored thereon, including from unauthorized access and code such as from material bugs, errors, disabling codes, spyware, Trojan horses, worms or other malicious code intended to cause any unauthorized disrupting or disabling of the operation of, or provision of unauthorized access to, a computer system or network or other device on which such code is stored or installed. The Companies have maintained all required licenses and service Contracts, including the purchase of a sufficient number of license seats for all software, with respect to the material IT Assets in the ordinary course of business consistent with past practices. Except as set forth on Schedule 5.21.3, to the Company Parties' Knowledge, the IT Assets have not suffered any security breach or material failure within the past three years.

5.21.4     To the Company Parties' Knowledge, no third party is infringing upon, misappropriating or otherwise violating any Intellectual Property owned by any Company. Within the past six years, no Company Party has sent any written notice, charge, complaint, claim or other written assertion asserting or threatening to assert any Action against any Person involving or relating to any Intellectual Property of any Company.

5.21.5     The Companies have taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other material confidential information of the Companies and the Business (and any confidential information owned by any Person to whom any Company has a confidentiality obligation). No trade secrets or any other material confidential information of any Company or of any Person to whom any Company owes a duty of confidentiality has been disclosed by any Company Party to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other material confidential information by such Person. No current or former founder, officer, director, shareholder, general partner, limited partner, member, employee, contractor, or consultant of any Company has any right, title or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property. The Companies have obtained from all Persons (including all current and former founders, officers, directors, shareholders, general partners, limited partners, members, employees, contractors, consultants and agents) involved in the development of any Intellectual Property for the Companies valid and enforceable written assignments of any such Intellectual Property to the Companies or such Intellectual Property has been assigned to the Companies by operation of law, except in each case where the failure to do so would not adversely affect the Companies or the Business in any material respect. To the Company Parties' Knowledge, no such Person has contested the ownership of or any right, title, or interest to, any material Intellectual Property by the Companies.

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5.21.6     The Companies have a privacy policy regarding the collection, use, and disclosure of personal information in connection with the operation of the Business and in the Business's possession, custody, or control, or otherwise held or processed on their behalf and is and has been in compliance with such privacy policy. True, correct and complete copies of such privacy policies have been provided to Buyers. The Companies have complied at all times with all applicable Laws regarding the collection, use, storage, transfer, or disposal of personal information. The Companies are in compliance with the terms of all Contracts to which any Company is a party relating to data privacy, security, or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer, or disposal of personal information). The Companies do and have posted a privacy policy in a clear and conspicuous location on all websites and applicable mobile applications owned or operated by the any Company. No Company has experienced any loss, damage, or unauthorized access, disclosure, use, or breach of security of any personal information in its possession, custody, or control, or otherwise held or processed on its behalf.

5.22     Conduct of the Business.

5.22.1     Since January 1, 2019 and except as set forth on Schedule 5.22, (a) the Companies have conducted the Business only in the ordinary course of business consistent with past practices, (b) none of the Companies have materially changed their collections practices, (c) no rights to receive payment in respect of work in process have been waived by any Company, other than in the ordinary course of business consistent with past practices, (d) except as listed on Schedule 5.22, there has been no damage, destruction or loss (whether or not covered by insurance) which exceed $100,000 in the aggregate to the Business or any assets or properties used in the Business, the Real Property, or rights of any Company, (e) there has been no material adverse change, individually or in the aggregate, in the assets, liabilities, financial condition, operations or results of operations, employee, client or customer relations, or the Business, (f) none of the Companies has amended its Organizational Documents, (g) none of the Companies has entered into or amended any Contract that is or that would be required to be included in Schedule 5.12, (h) none of the Companies has (i) acquired (by merger, consolidation, acquisition of stock or assets or otherwise) or organized any Person, (ii) acquired any rights, assets or properties other than in the ordinary course of business or (iii) acquired any equity interest or other securities of any Person, or (i) none of the Companies has incurred any Indebtedness, guaranteed any liability of any other Person, or mortgaged or encumbered any of its assets or permitted any of its assets to become subject to any Liens. To the Company Parties' Knowledge, there have been no developments since January 1, 2019 which are reasonably likely to constitute a Material Adversely Affect.

5.22.2     To the Company Parties' Knowledge, no customer or group of affiliated customers who accounts for more than $250,000 of annual revenue to the Business intends to cease doing business with the Companies or intends to substantially reduce the amount of business such customer or customers have done with the Companies, other than dates of completion of a project. To the Company Parties' Knowledge, the Companies' relationships with customers of the Business have been conducted consistent with industry standards. No supplier or vendor has canceled or otherwise terminated, or to the Company Parties' Knowledge, threatened to cancel or otherwise terminate its relationship with any Company, or to decrease its services or its supply of goods to any Company.

5.23     Affiliate Matters.   Except as set forth on Schedule 5.23, no Company, or, to the Company Parties' Knowledge, no officer, Employee, Former Employee, shareholder, manager, member, former manager or member, general partner, limited partner or Affiliate of any Company, nor any individual in the immediate family of any of the foregoing, is a party to any Contract with any Entity Company Party or Affiliate of any Entity Company Party, or has any interest in any Real Property or personal property used by any Company or in the Business.

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5.24     Creditors, Solvency and Bankruptcy.  No Company Party has the intent to hinder, delay, defraud, or avoid any obligation to any past, present, or future creditor in the transactions contemplated by Transaction Documents. No Company Party is insolvent and no Company will be rendered insolvent as a result of the transactions contemplated in the Transaction Documents. No Company Party has initiated, and no Company Party intends to initiate with respect to itself or any other Company Party as debtor, nor has it had initiated against it nor does it expect to have initiated against it as debtor, any proceeding under federal or any state's bankruptcy, insolvency or similar Laws. As a result of the transactions contemplated in the Transaction Documents, no Company Party will become unable to pay in full all of its debts as they become due.

5.25     Bank Accounts.  Schedule 5.25 sets forth an accurate and complete list of the names of all banks and financial institutions in which each Company has an account, deposit, safe deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable, the corresponding number of each such account or safe deposit box and the names of all persons holding check-signing or withdrawal powers or other authority with respect thereto. Also set forth on Schedule 5.25 are the names of all persons, if any, holding powers of attorney from any Company and a summary statement of the terms thereof.

5.26     Accounts Receivable; Warranty Claims; Accounts Payable; Excluded Insurance Proceeds.  Schedule 5.26, to be delivered at the Closing, will set forth a true, correct and complete list of all of Pre-Closing Accounts Receivable, Pre-Closing Warranty Claims, Pre-Closing Accounts Payable, and Excluded Insurance Proceeds as of the Closing Date.

5.27     Information Supplied.  None of the information supplied by the Company Parties for inclusion in the Proxy Statement will, in the case of the definitive proxy statement (and any amendment or supplement thereto), at the date of mailing of such definitive proxy statement (and any amendment or supplement thereto) and at the time of the meeting of CPHI's stockholders convened for the purpose of soliciting stockholder approval of the Equity Financing and other applicable matters (the "CPHI Stockholders Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made, not misleading; provided, however, that CPHI shall have provided the Company Parties with the opportunity to review and comment on a draft of the definitive proxy statement (and any amendment or supplement thereto) at least three days prior to the date on which such proxy statement (or amendment or supplement thereto, as applicable) is filed with the SEC, or in the case of a registration statement, at the time such registration statement becomes effective. None of the information supplied by the Company Parties expressly for inclusion in any of the filings made by CPHI with the SEC will, at the time filed with the SEC, or in the case of a registration statement, at the time such registration statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that CPHI shall have provided the Company Parties with the opportunity to review and comment on a draft of any such filings with the SEC (and any amendments or supplements thereto) at least three days prior to the date on which such filings with the SEC (or amendments or supplements thereto, as applicable) are made.

5.28     Full Disclosure.  With respect to the Company Parties or the Business, neither this Agreement nor any other Transaction Document (including the exhibits and schedules hereto and thereto) contains any untrue statement of a fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. The representations and warranties of the Company Parties shall not be affected or deemed waived by reason of any investigation made by or on behalf of any Buyers (including but not limited to by any of its advisors, consultants, or representatives) or by reason of the fact that such Buyers or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

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5.29     Brokerage.  Except for WoodRock Securities, LP, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other similar commission, for which Buyers or the Companies could be liable in connection with the transactions contemplated by this Agreement.

5.30     No Additional Representations or Warranties.  Except as provided in this Article 5, no Company Party, nor any of their directors, officers, employees, partners, members, managers or representatives has made, or is making, any representation or warranty whatsoever to Buyers or their Affiliates, or their directors, officers, employees, stockholders, partners, members, managers or representatives.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYERS

The Buyers hereby represent and warrant to the Company Parties, jointly and severally, as of the date hereof and as of the Closing Date, as follows:

6.1     Organization.  BBCP is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado. CPHA LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Buyer has all requisite power and authority to own or lease its properties and assets and to operate and carry on its business as it is now being conducted. Each Buyers is duly licensed or qualified to do business and (where applicable) is in good standing as a foreign corporation in each jurisdiction in which the ownership, operation or lease of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a material adverse effect on such Buyer or its business.

6.2     Due Authorization.  Each Buyer has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party to consummate the transactions contemplated hereby and thereby and to perform all obligations to be performed by them hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by each Buyer and consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of BBCP and the Managing Member of CPHA LLC and no other organizational proceeding on the part of either Buyer is necessary to authorize this Agreement and the Transaction Documents to which such Buyer is a party. This Agreement has been, and each of the Transaction Documents to which each Buyer is a party has been or will be at or prior to Closing, duly and validly executed and delivered by such Buyer and (assuming this Agreement constitutes a legal, valid and binding obligation of the Company Parties) constitutes a legal, valid and binding obligation of such Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

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6.3     No Conflict.  Neither the execution, delivery and performance of this Agreement nor any other Transaction Document to which each Buyer is a party, and the consummation by such Buyer of the transactions contemplated hereby and thereby do not and will not, indirectly or directly, (a) violate any provision of, or result in the breach of, any applicable Law to which such Buyer is subject or by which any property or asset of such Buyer is bound or (b) conflict with, result in a breach or violation of or constitute a default under any of the provisions of the Organizational Documents of such Buyer.

6.4     Brokerage.  Except for UBS Securities, LLC, Stifel, Nicholas and Company, Incorporated, and Baird Global Investment Banking, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other similar commission, for which the Company Parties could be liable in connection with the transactions contemplated by this Agreement.

6.5     No Additional Representations or Warranties.  Except as provided in this Article 6, neither the Buyers nor any of their Affiliates (including CPHI), nor any of their respective directors, officers, employees, stockholders, partners, members, managers or representatives has made, or is making, any representation or warranty whatsoever to any Company Party or their Affiliates, or its or their directors, officers, employees, stockholders, partners, members, managers or representatives.

ARTICLE 7

COVENANTS OF THE COMPANY PARTIES

7.1     Conduct of Business.  From the date hereof through the Closing, the Company Parties shall (a) operate the Business in the ordinary course and substantially in accordance with past practice, (b) pay all accounts payable as such amounts become due in the ordinary course of business consistent with past practices, (c) preserve and protect its business organization, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others having dealings with it in the ordinary course of business consistent with past practices, (d) maintain its assets, properties, books of account and records in the ordinary course of business consistent with its past practices, (e) maintain all assets used in the Business, Owned Real Property and Leased Real Property in their present condition, except for ordinary wear and tear and damage by unavoidable casualty, (f) keep in full force and effect insurance comparable in amount and scope of coverage to insurance carried with respect to the Business as of the date hereof, (g) comply in all material respects with all Licenses and Permits and all applicable Laws, (h) perform in all material respects all obligations under Contracts relating to or affecting the Business so as to prevent any default thereunder, (i) maintain its books and records in the ordinary course of business consistent with its past practices, (j) otherwise preserve the goodwill and ongoing operations of its Business and (k) not take any action or fail to take any action that could result in any of the conditions set forth in Section 4.2 not being satisfied or that would otherwise be reasonably expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company Parties shall not:

7.1.1     change or amend the Organization Documents of CP, ASC or MCS or waive any material provision thereof;

7.1.2     materially amend, materially modify, terminate (excluding any expiration in accordance with its terms), waive any material provision in or, except in the ordinary course of business consistent with past practices, enter into any Contract of a type required to be listed on Schedule 5.12 or any material insurance policy required to be listed on Schedule 5.16;

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7.1.3     become legally committed to make any capital expenditures in excess of $250,000, in the aggregate;

7.1.4     grant or allow any Lien on any properties or assets used in the Business (except for Permitted Liens);

7.1.5     sell, assign, transfer, convey, lease or otherwise dispose of any properties or assets used in the Business, or any interest in any Real Property, other than in the ordinary course of business consistent with past practices;

7.1.6     make any material changes or modifications to any insurance policies; provided, however, that the Company Parties may and shall use commercially reasonable efforts to extend their existing insurance policies for a period of not more than 90 days past their expiration date;

7.1.7     except as required by Law or pursuant to existing Employee Benefit Plans or Contracts, (a) other than in the ordinary course of business consistent with past practices, increase or accelerate the compensation or fees payable to any Employee or independent contractor who receives, or in the current calendar year is likely to receive, total compensation in excess of $100,000, (b) other than in the ordinary course of business consistent with past practices, hire or terminate the employment or engagement of any Employee or independent contractor who receives, or in the current calendar year is likely to receive, total compensation in excess of $100,000, (c) adopt, enter into, terminate or materially amend any Employee Benefit Plan (or plan or arrangement that would be an Employee Benefit Plan if in effect on the date hereof), (d) enter into, terminate or amend any collective bargaining agreement, works council agreement, or other agreement for the labor representation of Employees or (e) pay or agree to pay any Employee or independent contractor any change of control or similar transaction bonuses in connection with the transactions contemplated herein, other than the Employee Bonus Plan;

7.1.8     acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the assets of, any Person or division thereof in a single transaction or a series of related transactions;

7.1.9     incur any Indebtedness, except in the ordinary course of business consistent with past practices;

7.1.10     make any loans or advances of money to any Person (other than the Companies), except for advances to Employees for expenses incurred in the ordinary course of business consistent with past practices;

7.1.11     sell, license, transfer or otherwise dispose of, any material Intellectual Property of the Companies, except in the ordinary course of business consistent with past practices;

7.1.12     change or modify in any material respect any Company's ordinary course credit, collection or payment policies, procedures or practices, including acceleration of billing, invoicing or collections of amounts due or to become due from any customer, fail to pay or delay payment of payables or other liabilities in any material respect, or otherwise materially change the manner in which any Company deals with customers, suppliers or vendors in the ordinary course of business consistent with past practices; or

7.1.13     enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.1.

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7.2     Pending Insurance Claims.  From and after the date hereof, to the extent any of the properties or assets used in the Business are not in good working order or are damaged prior to the Closing Date, the Company Parties shall cooperate with Buyers in processing claims with respect to such damage under the Company Parties' insurance policies, and the proceeds of such claims shall be paid to Buyers upon receipt, excepting the Excluded Insurance Proceeds. The Company Parties agree and covenant that they will use commercially reasonable efforts to dutifully prosecute the defense of and pursue any and all available insurance claims relating to the Business, the properties or assets used in the Business, the Real Property or the Employees.

7.3     HSR Act.

7.3.1     In connection with the transactions contemplated by this Agreement, the Companies shall (and, to the extent required, shall cause its Affiliates to) (a) comply promptly, but in no event later than five Business Days after the date hereof, with the notification and reporting requirements of the HSR Act and timely make all further filings pursuant thereto that may be necessary (including resubmit filings that are rejected for any reason whatsoever by the relevant Governmental Authority) and (b) request early termination of the waiting period under the HSR Act. The Companies shall promptly comply with any Antitrust Information or Document Request made of the Companies.

7.3.2     The Companies shall exercise their commercially reasonable efforts to (a) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any foreign antitrust or competition Laws, in each case, as soon as practicable, (b) furnish to Buyers all information reasonably required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement (including, to the extent permitted by Law, responding to any reasonable requests for copies of documents filed with the Companies' prior filings), and (c) otherwise reasonably cooperate with Buyers in connection with any filing and in connection with resolving any investigation or other inquiry of any Governmental Authority.

7.3.3     The Company Parties shall promptly furnish to Buyers copies of any notices or written communications received or given by them or any of their Affiliates from or to any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company Parties shall permit counsel to Buyers an opportunity to review in advance, and the Companies shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Companies or their Affiliates to any third party or any Governmental Authority concerning the transactions contemplated by this Agreement. The Companies shall provide Buyers and their counsel the opportunity, on reasonable advance written notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Companies and any of their respective Affiliates, agents or advisors, on the one hand, and any third party or any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

7.4     Financing Cooperation.  The Company Parties shall provide such assistance with the Proxy Statement, any SEC filings necessary for the Equity Financing and any Debt Documents, if applicable, as is reasonably requested by CPHI, including but not limited to the following: (a) as promptly as reasonably practicable, furnishing CPHI with financial and other pertinent information regarding the Companies as may be reasonably requested by CPHI, (b) providing and executing customary consents with respect to the Proxy Statement and the Debt Documents, and (c) preparing and furnishing to CPHI, as promptly as practicable, all Required Financial Information. The Company Parties will, upon reasonable written request of CPHI, use their best efforts to update any Required Financial Information (to the extent it is available) to ensure that such Required Financial Information, when taken as a whole, does not contain as of the time provided, giving effect to any supplements, any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading. As soon as practicable but in any event no later than May 14, 2019, but only if the Closing shall not have occurred on or prior to such date, the Company Parties shall provide CPHI with the information specified in clause (b) of the definition of
"Required Financial Information." On the Closing Date, Buyers shall reimburse the Sellers for their reasonable out-of-pocket expenses incurred in connection with the preparation of such information and the review of such information by the Companies' Audit Firm. The Company Parties will consent to the use of all of their logos in connection with the Equity Financing and Debt Financing; provided, however, that such logos are used solely in a manner that is not reasonably likely to harm or disparage the Company Parties or the reputation or goodwill of the Company Parties.

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7.5     Termination of Affiliate Agreements.  On or prior to the Closing Date, the Company Parties shall take all actions necessary to terminate, and shall cause to be terminated, all Affiliate Agreements (other than the indemnification and other provisions thereof that expressly survive any such termination), other than Contracts for the lease, occupancy and use of the real property described on Annex A.

7.6     Authority.  From and after the Closing, the Sellers shall not represent that they have any affiliation with or authority to bind any Company or Buyer.

7.7     Dispute Cooperation.  From and after the date hereof, the Company Parties agree to provide such cooperation as Buyers or their counsel may reasonably request in connection with any Action arising out of this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby which are hereafter pending or threatened with respect to the period prior to Closing and to which Buyers is a party. Such cooperation shall include, but not be limited to, making the Sellers and their Affiliates available upon the reasonable request and at the expense of Buyers for any out-of-pocket costs incurred in connection therewith to consult with and assist Buyers and their counsel in connection with any such Action and to prepare for and testify in any such Action, including depositions, trials and arbitration proceedings.

7.8     Updated Information.  Without limiting Buyers' rights hereunder, the Company Parties shall promptly notify Buyers in writing of (a) any event, condition or circumstance occurring, or failing to occur, from the date hereof through the Closing Date, which occurrence or failure to occur would constitute, or would reasonably be expected to result in a violation or breach of this Agreement, and (b) any event, occurrence, transaction or other item (i) which would have been required to have been disclosed on any schedule or statement delivered hereunder had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the ordinary course of business consistent with past practices or (ii) that is necessary to correct any information in the Company Parties' disclosure schedules. No later than two Business Days prior to Closing, the Company Parties shall deliver to Buyers Schedule 5.14.2-B which schedule shall be incorporated into Sections 5.14.2 by reference and made a part hereof. On the Closing Date, the Company Parties shall deliver to Buyers Schedule 5.14.12-B and Schedule 5.26, which shall be incorporated into Section 5.14.12 and Section 5.26, respectively, by reference and made a part hereof. No supplement or amendment to any schedule of the Company Parties (including the delivery of Schedule 5.14.2-B, Schedule 5.14.12-B and Schedule 5.26 to Buyers) nor any notifications or disclosure made to Buyers pursuant to the foregoing requirements shall have any effect for purposes of determining satisfaction of the conditions set forth in Section 4.2.1. For purposes of determining whether there is any misrepresentation or breach of warranty, covenant or agreement under Article 11 or Article 12, any schedules, supplements or amendment to any schedule of the Company Parties (other than Schedule 5.14.2-B and Schedule 5.14.12-B) and any notifications or disclosures delivered by the Company Parties to Buyers shall be deemed to include only the information contained therein on the date of this Agreement.

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7.9     Exclusivity.  Until the first to occur of the Closing or the earlier termination of this Agreement pursuant to Article 10, the Company Parties will not, and will cause their respective Affiliates, directors, officers, partners, members, managers, employees, agents, consultants and other advisors and representatives not to, directly or indirectly: (a) solicit, initiate, encourage, knowingly facilitate any inquiry or the making of any proposal or offer, (b) enter into, continue or otherwise participate in any discussions or negotiations, (c) furnish to any Person any non-public information or grant any Person access to its properties, assets, books, contracts, personnel or records, (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, merger agreement, acquisition agreement, option agreement or other Contract, or (e) propose, whether publicly or to any director or stockholder, or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations; in each case relating to an Acquisition Proposal. "Acquisition Proposal" means any offer or proposal regarding a business combination transaction involving any Company Party or any other transaction to acquire all or any material part of the Business or any properties or assets used in the Business, other than in the ordinary course of business, or any amount of the equity securities of any Entity Company Party (whether or not outstanding), whether by merger, acquisition of assets, purchase of equity, tender offer or other similar transactions, other than with Buyers. The Company Parties will immediately cease and cause to be terminated any such negotiations, discussion or other communication, or Contracts (to the extent unilaterally terminable by the Company Parties without the counterparty's consent and without penalty) (other than with Buyers) with respect to the foregoing and will immediately (but in any event within five Business Days after the date of this Agreement) terminate any access of the type referenced in clause (c) above.

7.10     Release.  In consideration for the transactions contemplated in this Agreement, effective as of the Closing, each Seller (for and on behalf of itself, himself or herself, and such Seller's family members, heirs, estates, representatives, trustees, executors, successors and assigns) hereby unconditionally and irrevocably acquits, remises, discharges and forever releases and discharges the Buyers and the Companies and their respective Affiliates, equityholders, partners, managers, members, employees, officers, directors, insurers, agents, successors and assigns (collectively, "Releasees") from any and all claims, demands, rights, liabilities and causes of action of any kind or nature, known or unknown, arising prior to or through the date hereof, including, but not limited to, any claims, demands, rights, liabilities and causes of action arising or having arisen out of or in connection with the Purchased Interests. Notwithstanding the foregoing, nothing in this Section 7.10 shall constitute a release of any Person from its obligations, covenants and agreements hereunder or under any Transaction Document or the enforceability of this Agreement, any Transaction Document or any of their respective terms or conditions.

7.11     Environmental Reports.  The Company Parties shall undertake commercially reasonable efforts deliver to Buyers, no later than 5 days prior to Closing, a phase II environmental report covering the scope of soil and groundwater sampling as recommended by Terracon in that certain Phase 1 Environmental Site Assessment, dated December 5, 2018, project number 96187992, with respect to the real property located at 16113 North IH-35 Frontage Road, Salado, TX. After reviewing such environmental report, if more than five days prior to the Closing, Buyers may, in their sole and absolute discretion, elect to amend and replace Annex A hereto to delete such parcel from Annex A, and to require the Company Parties to terminate that certain Industrial Lease, dated January 1, 2017, between CLC 31, LLC and CP, as amended and restated through the Closing Date, and deliver to Buyers at or prior to the Closing, a Lease Termination and Release with respect thereto.

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7.12     Leased Real Property Actions.  On or prior to the Closing Date, with respect to each real property location described on Annex A, the Company Parties shall service (a) all grease traps, (b) oil/water separators, and (c) sewers, septic tanks, pipes and systems, in each case consistent with best practices for premises used in the manner the Company Parties have historically used such premises.

7.13     Deliveries Prior to Closing.  At least five Business Days prior to Closing, the Company Parties shall deliver to Buyers Schedule 3.7 and Annex B.

ARTICLE 8

COVENANTS OF BUYERS

8.1     HSR Act.

8.1.1     In connection with the transactions contemplated by this Agreement, Buyers shall (and, to the extent required, shall cause its Affiliates to) (a) comply promptly, but in no event later than five Business Days after the date hereof, with the notification and reporting requirements of the HSR Act and timely make all further filings pursuant thereto that may be necessary (including resubmit filings that are rejected for any reason whatsoever by the relevant Governmental Authority) and (b) request early termination of the waiting period under the HSR Act. Buyers shall promptly comply with any Antitrust Information or Document Request made of Buyers.

8.1.2     Buyers shall exercise their commercially reasonable efforts to (a) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any foreign antitrust or competition Laws, in each case, as soon as practicable, (b) furnish to the Companies all information reasonably required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement (including, to the extent permitted by Law, responding to any reasonable requests for copies of documents filed with Buyers' prior filings), and (c) otherwise reasonably cooperate with the Companies in connection with any filing and in connection with resolving any investigation or other inquiry of any Governmental Authority. In connection therewith Buyers shall not be required to make any divestitures, enter into any license or other agreements, or otherwise dispose of any of its businesses or assets, or the businesses or assets being acquired hereunder, in order to obtain HSR clearance and/or the expiration of any applicable waiting period pursuant to the HSR Act.

8.1.3     Buyers shall promptly furnish to the Companies copies of any notices or written communications received or given by Buyers or any of their Affiliates from or to any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Buyers shall permit counsel to the Companies an opportunity to review in advance, and Buyers shall consider in good faith the views of such counsel in connection with, any proposed written communications by Buyers and their Affiliates to any third party or any Governmental Authority concerning the transactions contemplated by this Agreement. Buyers agree to provide the Companies and their counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Buyers and any of their Affiliates, agents or advisors, on the one hand, and any third party or any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

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8.1.4     Buyers shall advance and pay 100% of all fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement. Each party shall bear its own legal or advisor fees in connection with any filings, Actions or litigation under Section 7.3 or this Section 8.1.

8.2     R&W Insurance Policy.  Buyers or their Affiliate have obtained and bound coverage under a representations and warranties insurance in the form attached hereto as Annex C (such policy, the "R&W Insurance Policy"). All premiums, underwriting fees and brokers' commissions related to such R&W Insurance Policy shall be borne by Buyers or such Affiliates. Prior to the Closing, the Companies shall provide commercially reasonable assistance to Buyers, if applicable, to the extent required to maintain bound coverage under the R&W Insurance Policy.

8.3     Financing.  In connection with the transactions contemplated under this Agreement and the Equity Financing, CPHI will file with the SEC, if required, a definitive proxy statement to be sent to the stockholders of CPHI relating to the CPHI Stockholders Meeting (such proxy statement, together with any amendments or supplements thereto, the "Proxy Statement") for the purpose of soliciting proxies from CPHI stockholders to vote at the CPHI Stockholders Meeting to approve (a) the Equity Financing and (b) any other proposals, the approval of which CPHI deems necessary or desirable to consummate the Equity Financing. Buyers shall work diligently and undertake commercially reasonable efforts to consummate the Equity Financing and Debt Financing prior to Closing.

8.4     Dispute Cooperation.  From and after the date hereof, the Buyers agree to provide such cooperation as Sellers or their counsel may reasonably request in connection with any Action arising out of this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby which are hereafter pending or threatened with respect to the period prior to Closing and to which a Buyer is a party at the Sellers’ sole cost and expense.

8.5     Pre Closing Insurance Premiums.  Buyers shall pay over to the Sellers, within ten Business Days after the Closing, the Prepaid Insurance Amount as of the Closing Date. The Sellers acknowledge that upon Buyer's payment of such amount to the account set forth on Annex B, Buyer's obligations pursuant to this Section 8.5 shall be fully satisfied, and the Sellers release Buyers from any obligation or responsibility with respect to the payment thereof.

ARTICLE 9

JOINT COVENANTS

9.1     Support of Transaction.  Without limiting any covenant contained in Article 7 or Article 8, the parties shall (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of the parties are required to obtain in order to consummate the transactions contemplated herein, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions set forth in Article 4 or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable (but in any event prior to the Termination Date).

9.2     Further Assurances.  Each party hereto agrees that, from time to time after the Closing Date, it will furnish, or cause to be furnished, upon request to each other such further information, execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and take (or cause its Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the transactions contemplated herein.

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9.3     Transfer Taxes.  All Transfer Taxes incurred in connection with the transfer and conveyance of the Transferred Assets shall be borne by the Sellers. If Buyers, or after Closing, the Companies shall be required to make the filings, reports, or Tax Returns, or pay Transfer Tax shown on such Tax Returns with respect to the Transferred Assets (the "Payor"), the Payor shall notify the Sellers in writing of the Transfer Tax shown on such filings, reports and Tax Returns and how such Transfer Tax was calculated. The Sellers shall promptly reimburse the Payor the amount of such Transfer Tax attributable to the Transferred Assets in immediately available funds within 10 Business Days of receipt of such notice.

9.4     Allocation of Taxes.

9.4.1     Property Taxes. All Property Taxes (for the avoidance of doubt, other than Transfer Taxes) levied with respect to the Assets for the Straddle Period shall be apportioned between the Buyers and the Sellers based on the number of days of such Straddle Period included in the Pre-Closing Period and the number of days of such Straddle Period included in the Post-Closing Period. The Sellers shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Period, and the Buyers shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Period. With respect to tangible personal property that is owned by the Companies as of the Closing Date, Sellers shall be credited with any Property Taxes paid by the Companies prior to the Closing Date in respect of Property Taxes not yet assessed by the applicable Governmental Authority. Property Taxes that relate to a fiscal year ending prior to the Closing Date shall be the responsibility of the Sellers. All installments of Property Taxes having a due date before the Closing Date shall be paid by each Company before the Closing Date, and the Buyers will cause the Companies to pay all installments of Property Taxes having a due date on or after the Closing Date. At the Closing, the net amount of all Property Tax adjustments computed according to this Section 9.4.1, based upon which party is responsible for such Property Taxes and which party is to pay such Property Taxes, shall be added to or deducted from the Purchase Price. If current tax statements for any Property Taxes for a Straddle Period are not available as of the Closing Date, the prior year's tax statements will be used for purposes of making an estimated proration at the Closing, and a final proration will be made promptly when the current tax statements for such Property Taxes are received. The Sellers shall remit to the Buyers any additional amounts due to the Buyers in such regard within 10 Business Days of receipt of written notice thereof from the Buyers (which notice shall include reasonable evidence of the Taxes owed). The Buyers shall remit to the Sellers any excess amounts previously remitted hereunder within 10 Business Days of receipt of written notice thereof from the Sellers (which notice shall include reasonable evidence of the Taxes owed). If the Sellers, from and after the Closing, receive any bill, assessment or other notice of any such Property Taxes due for any Straddle Period, the Sellers shall promptly forward a copy of such bill, assessment or other notice to the Buyers.

9.4.2     Other Taxes. For purposes of this Agreement, in the case of any Straddle Period, (a) Taxes of the Companies (other than Property Taxes) allocable to the Pre-Closing Period shall be computed as if such taxable period ended prior to the Closing Date, and (b) any Taxes in the form of interest, penalties, additions to tax or additional amounts that relate to Taxes for any period, or a portion of any period, ending before the Closing Date shall be treated as occurring prior to the Closing Date whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date. Notwithstanding any provision of this Agreement to the contrary, and for the avoidance of doubt, all amount deducted from the Purchase Price (excluding Escrow Amount and the Equipment Adjustment Amount) pursuant to Section 3.3 shall be accrued and reported as an expense of the Companies allocated to the Pre-Closing Period, and none of the parties will take a position inconsistent therewith for Tax purposes.

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9.4.3     Tax Returns and Payments.

(a)     At the Sellers' sole expense, the Sellers will prepare or cause to be prepared all income Tax Returns of any Company for taxable periods ending prior to or on the Closing Date for which the original due date (including extensions) is after the Closing Date and any short- period returns for taxable periods ending prior to the Closing Date, which includes, for clarity, the final IRS Form 1065 of ASC and CP (the "Seller Returns"), and such Seller Returns will include the income, operations or property of the Company, for the Pre-Closing Period. For the avoidance of doubt, for federal income tax purposes, the taxable year of ASC and CP will be deemed to have ended on the day immediately before the Closing Date, and none of the parties will take a position inconsistent therewith for Tax purposes. Each such Seller Return will be prepared in a manner consistent with the Companies' past practice except as otherwise required by Law or this Agreement, and in accordance with the provisions of this Agreement. The Sellers will deliver to Buyers, for Buyers' review and comment, each such Seller Return at least 45 days prior to its due date. Buyers will provide any written comments on each such Seller Return within 20 days of receipt of such Seller Return. Buyers and the Sellers will endeavor in good faith for a period of 10 days after receipt of such comments to resolve any disputes with respect thereto. In the event that Buyers and the Sellers are not able to resolve all such disputes in such 10-day period, then either Buyers or the Sellers may at any time thereafter submit any remaining disputed items by an independent accounting firm chosen by both Buyers and the Sellers ("Tax Arbiter"). If all disputes with respect to such Seller Return are not resolved prior to the due date (including extensions) for such Seller Return, then such Seller Return will be filed incorporating Buyers' comments, and such Seller Return will be amended or otherwise refiled to reflect the determination of the Tax Arbiter. The costs, fees and expenses of the Tax Arbiter will be shared equally by Buyers and Sellers.

(b)     The Companies will prepare and file, or cause to be prepared and filed, all Tax Returns of the Companies, other than the Seller Returns, for a Pre-Closing Period (including a Straddle Period) which are to be filed by any Company after the Closing Date (the "Company Returns"). Each such Company Return will be prepared in a manner consistent with the Company's past practice except as otherwise required by Law or this Agreement, and in accordance with the provisions of this Agreement, and the Sellers will timely pay to Buyers not less than five days prior to the due date for such Taxes, in the case of any such Company Return for a Tax period ending before the Closing Date, all Taxes reflected as due and payable by any Company on all such Company Returns or, in the case of any such Company Return for a Straddle Period, the portion of Taxes reflected as due and payable on all such Company Returns that are allocable to the Pre-Closing Period. Buyers will deliver to the Sellers, for the Sellers' review and comment, any Company Return that could reasonably be expected to result in an indemnity obligation of the Sellers for Taxes at least 30 days (or such shorter period as reasonably required by circumstances or the nature of the applicable Tax Return) prior to its due date. The Sellers will provide any written comments on each such Company Return within 15 days (or such shorter period as reasonably required by circumstances or the nature of the applicable Tax Return) of receipt of such Company Return, and Buyers will consider in good faith any such comments that are reasonable.

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9.4.4      Tax Contests.

(a)     After the Closing Date, Buyers and the Sellers, respectively, will inform the other party in writing of the commencement of any Tax Contest against or with respect to any Company relating in whole or in part to a Pre-Closing Period for which Buyers may be entitled to indemnity from the Sellers under this Agreement.

(b)     Subject to Section 9.4.4(c), after the Closing Date, Buyers will have the exclusive right to represent the interests of the Companies in any and all such Tax Contests; provided, however, that to the extent that any such Tax Contest could reasonably be expected to result in a Tax indemnification liability of the Sellers pursuant to this Agreement, (A) Buyers will keep the Sellers reasonably informed and consult in good faith with the Sellers with respect to any such Tax Contest (and the Sellers' Tax counsel or Tax adviser, at Sellers' expense, will be permitted to attend meetings with Taxing Authorities) and (B) Buyers will provide the Sellers with copies of all material correspondence, notices and other written materials received from any Taxing Authorities and will otherwise keep the Sellers informed on a reasonable basis of significant developments in such Tax Contest and of material communications involving representatives of the Taxing Authorities.

(c)     The Sellers will have the right, at the Sellers' sole cost and expense, to control and settle the portion of any Tax Contest for which the Sellers may be required to indemnify a Buyers Indemnitee; provided, however, that (A) Buyers will have the right to participate in any such Tax Contest, (B) the Sellers will keep Buyers reasonably informed and consult in good faith with Buyers with respect to any such Tax Contest (and Buyers' Tax counsel or Tax adviser, at Buyers' expense, will be permitted to attend meetings with Taxing Authorities), (C) the Sellers will provide Buyers with copies of all material correspondence, notices and other written materials received from any Taxing Authorities and will otherwise keep Buyers informed on a reasonable basis of significant developments in such Tax Contest and of material communications involving representatives of the Taxing Authorities, and (D) the Sellers will not settle, compromise or resolve any such Tax Contest without Buyer's prior written consent, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that for any Tax Contest that is subject to the Partnership Tax Audit Rules, ASC and CP will make an election under Section 6226(a) of the Code (regarding the "push out" election) with respect to any Imputed Underpayment arising with respect to any such taxable year, or portion thereof, unless the Sellers either (I) fully comply with the procedures of Section 6225(c)(2)(A) of the Code (regarding the filing of amended returns or the alternative procedure to filing amended returns, respectively), or (II) pay to Buyers the Sellers' entire allocable share of any Imputed Underpayment, which in either event will be completed within 40 days after the notice of final partnership adjustments.

(d)     In the event of any inconsistency between the provisions of this Section 9.4.4 and any provision of Section 12.5, this Section 9.4.4 will control.

9.4.5      Partnership Tax Audit Rules. No Seller will cause ASC or CP to elect to apply the Partnership Tax Audit Rules for any taxable period beginning prior to January 1, 2018.

9.4.6      Assistance and Cooperation. After the Closing Date, the Sellers, on the one hand, and Buyers, on the other hand, shall (and, if requested to do so, each shall cause their respective Affiliates to) (a) assist each other in preparing any Tax Returns that any other party hereto is responsible for preparing and filing; (b) cooperate fully in preparing for or defending against any Tax Contests with taxing authorities relating to any Tax Returns of the Companies for the Pre-Closing Period; (c) make available to the other parties hereto and to any Taxing Authority as reasonably requested all information, records and documents relating to Taxes of the Companies and (d) furnish the other parties hereto with timely written notice of, and copies of all correspondence received from any taxing authority in connection with, any Tax Contest relating to Taxes of the Companies for the Pre-Closing Period.

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9.5     Notification of Certain Matters.  Prior to the Closing, Buyers, on the one hand, and the Company Parties (in addition to their obligation under Section 7.8), on the other hand, shall reasonably promptly notify each other in writing of (a) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause any condition set forth in Article 4 to not be satisfied, (b) any material Actions in connection with the transactions contemplated by this Agreement commenced or threatened against Buyers or any Company Party, or (c) any written notice or other written material communication from any Governmental Authority in connection with the transactions contemplated hereby; provided, however, that a party's good-faith failure to comply with this Section 9.5 shall not provide any other party the right not to consummate the Closing or to effect the transactions contemplated by this Agreement.

9.6     Run-Off Period.

9.6.1     From and after the Closing, the Companies may receive and, for a period of 90 days following the Closing (the "Run-off Period") shall use commercially reasonable efforts to collect in the ordinary course of business, funds in payment or satisfaction of (a) Pre-Closing Accounts Receivable, (b) Pre-Closing Warranty Claims and (c) Excluded Insurance Proceeds. The Sellers shall be liable for and shall pay the Companies for all Pre-Closing Accounts Payable that are paid by or on behalf of the Companies.

9.6.2     Not later than five Business Days after, first, the 45th day of the Run-off Period, and second, the last day of the Run-off Period, the Companies shall provide the Sellers with a written statement identifying in reasonable detail (i) funds actually received by the Companies in payment of Pre-Closing Accounts Receivable, Pre-Closing Warranty Claims, and Excluded Insurance Proceeds for such period (the aggregate amount received is the "Pre Closing Assets Amount"), and (ii) amounts paid by or on behalf of the Companies in satisfaction of Pre-Closing Accounts Payable for such period (such aggregate amount is the "Pre-Closing Liabilities Amount").

9.6.3     If the Pre-Closing Assets Amount is greater than the Pre-Closing Liabilities Amount after either measurement period described in Section 9.6.2, the Companies shall pay to the Sellers not later than 10 Business Days after each such determination the amount of such excess to the accounts set forth on Annex B. The Sellers (a) shall agree among themselves as to the allocation and distribution of the such payment, and shall be solely responsible for distributing such amount to Persons entitled to a portion thereof, and (b) acknowledge that upon the Companies' payment of such amount to the account set forth on Annex B, Buyers and the Companies' obligations pursuant to this Section 9.6.3 shall be fully satisfied.

9.6.4     If the Pre-Closing Assets Amount is less than the Pre-Closing Liabilities Amount after either measurement period described in Section 9.6.2, the Sellers shall pay to the Companies not later than 10 Business Days after each such determination period the amount of such shortfall to an account designated in writing by the Buyers and the Companies.

9.6.5     If, after the last day of the Run-off Period, the Companies receive funds in payment or satisfaction of Pre-Closing Accounts Receivable, Pre-Closing Warranty Claims, or Excluded Insurance Proceeds, the Companies shall promptly notify the Sellers in writing of such receipt and shall within five Business Days thereafter turnover such funds to the Sellers, net of any then-unpaid accounts payable of the Companies attributable to the period prior to Closing. Notwithstanding anything herein to the contrary this Section 9.6 shall not limit or reduce the obligations of the Sellers hereunder with respect to the payment of insurance proceeds to Buyers in accordance with Section 7.2.

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9.6.6     The obligations and covenants of the Sellers set forth in this Section 9.6 shall survive indefinitely until satisfied in full.

ARTICLE 10

RESTRICTIVE COVENANTS

10.1     Acknowledgment.  Each Seller agrees and acknowledges that in order to assure Buyers that the Business and the Purchased Interests will retain their value, it is necessary that the Sellers undertake not to utilize their special knowledge of the Companies' Business and their relationship with clients or customers of the Companies to compete with Buyers.

10.2     Non-Competition.  Each Seller hereby agrees that from and after the Closing Date and continuing for five years from the Closing Date (the "Restricted Period"), they shall not, directly or indirectly, as an employee, agent, consultant, director, equityholder, manager, partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in, be employed by or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in the State of Texas (the "Territory") in the Business; provided, however, that nothing herein shall be construed to prevent any Seller from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over the counter market so long as such party is not involved in the business of said corporation and such party does not own more than 5% of the stock of such corporation. With respect to the Territory, each Seller specifically acknowledge that the Business has heretofore been conducted throughout the State of Texas.

10.3     Non Solicitation.  Without limiting the generality of the provisions of Section 10.2, each Seller hereby agrees that during the Restricted Period they will not, directly or indirectly, as employee, agent, consultant, director, equityholder, manager, partner or in any other capacity (a) without the prior written consent of Buyers, solicit concrete pumping business from any Person which is or was a client or customer of any Company Party during the three year period preceding the Closing Date, or from any successor in interest to any such Person, in any case for the purpose of securing business or contracts related to the Business, or (b) solicit, encourage, initiate or participate in discussions or negotiations with, or provide any information to, any present or future acquisition target, client, customer or supplier of the Business or any Person engaged in discussions with any Company Party related to such Person becoming a client of the Business, with respect to the termination or other alteration of his, her or its relationship or potential relationship with Buyers, any Company Party or the Business.

10.4     Interference with Relationships.  During the Restricted Period, each Seller shall not, directly or indirectly, as employee, agent, consultant, director, equityholder, manager, partner or in any other capacity without the prior written consent of Buyers, employ, engage, recruit or solicit for employment or engagement, any Person who is (or was within six months of the Closing Date) employed or engaged by Buyers or any Company with respect to the Business, or a client or customer of the Business in any manner that adversely affects the Companies or the Business, or otherwise seek to influence or alter any such Person's relationship with any of the foregoing; provided, however, (a) general solicitations and posting shall not violate the foregoing restrictions, (b) the Sellers shall not be restricted from employing or engaging a Person who is terminated as contemplated by Section 4.2.10(e); and (c) subject to the mutual agreement of A. Keith Crawford and the Chief Executive Officer of BBCP, the Sellers shall not be restricted from employing or engaging a Person whose employment with the Companies was terminated without cause by the applicable Company.

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10.5     Confidential Information.  From the date hereof and thereafter, each Seller shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of Buyers, furnish, make available or disclose to any third party or use for the benefit of itself or any third party, any Confidential Information. As used in this Section 10.5, "Confidential Information" means any information relating to (a) this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby or (b) the Business and the business or affairs of Buyers or their Affiliates, including, without limitation, information relating to financial statements, client or customer identities, potential clients or customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes generally known in the public domain through no wrongful act on the part of any Seller. Each Seller acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Business.

10.6     Enforceability; Blue Pencil.  Each Seller recognizes that the territorial, time and scope limitations set forth in this Article 10 are reasonable and are properly required for the protection of Buyers' legitimate interest in client relationships, goodwill and trade secrets of the Business. In the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction the parties agree, and each party shall submit, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances. If such partial enforcement is not possible, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect.

10.7     Remedies.  Each Seller acknowledge and agree that the covenants set forth in this Article 10 are reasonable and necessary for the protection of Buyers' business interests, that irreparable injury will result to Buyers if a Seller breaches any of the terms of this Article 10, and that in the event of a Seller's actual or threatened breach of any of the provisions contained in this Article 10, Buyers will have no adequate remedy at law. Each Seller accordingly agrees that in the event of any actual or threatened breach by it of any of the provisions contained in this Article 10, Buyers shall be entitled to such injunctive and other equitable relief as may be deemed necessary or appropriate by a court of competent jurisdiction. Nothing contained herein shall be construed as prohibiting Buyers from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

ARTICLE 11

TERMINATION/EFFECTIVENESS

11.1       Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

11.1.1     by written consent of Buyers and the Company Parties;

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11.1.2     by written notice to the Company Parties from Buyers if:

(a)     there is any material breach of any representation, warranty, covenant or agreement on the part of any Company Party set forth in this Agreement, such that the conditions specified in Sections 4.2.1, 4.2.2, 4.2.3, or 4.2.4 would not be satisfied at the Closing (a "Terminating Company Breach"), except that, if such Terminating Company Breach is curable by the Company Parties through the exercise of their commercially reasonable efforts , then, for a period of up to 30 days after receipt by the Company Parties of notice from Buyers of such breach, but only as long as the Company Parties continue to use commercially reasonable efforts to cure such Terminating Company Breach (the "Company Cure Period"), such termination shall not be effective and the Termination Date shall be automatically extended until the end of the Company Cure Period, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided, however, this Agreement may not be terminated pursuant to this Section 11.1.2(b) if, as of such time, a Buyer is in material breach of any of its covenants or other obligations hereunder. For purposes of this Section 11.1.2(a), references to the terms "material," "in all material respects," Material Adverse Effect or any similar term or phrase contained in any representation or warranty shall be disregarded for purposes of determining whether there has been any breach of such representation or warranty;

(b)     the Closing has not occurred on or before 11:59 pm (ET) on the day that is 120 days after the date hereof (“Termination Date”), unless a Buyer's willful breach is the primary reason for the Closing not occurring on or before such date; provided, however, that if the date specified above falls on a day other than a Business Day, such date shall be 11:59 ET on the next Business Day; or

(c)     the consummation of any of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction unless a Buyer's willful breach is the primary reason for such injunction or prohibition; or

11.1.3     by written notice to Buyers from the Company Parties if:

(a)     (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Buyers set forth in this Agreement, such that the conditions specified in Section 4.3.1 or 4.3.2 would not be satisfied at the Closing (a "Terminating Buyer Breach"), except that, if any such Terminating Buyer Breach is curable by Buyer through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days after receipt by Buyers of notice from the Company Parties of such breach, but only as long as Buyers continue to exercise such commercially reasonable efforts to cure such Terminating Buyer Breach (the "Buyer Cure Period"), such termination shall not be effective and the Termination Date shall automatically be extended until the end of Buyer Cure Period, and such termination shall become effective only if the Terminating Buyer Breach is not cured within Buyer Cure Period; provided, however, this Agreement may not be terminated pursuant to this Section 11.1.3(a) if, as of such time, any Company Party is in material breach of any of its covenants or other obligations hereunder. For purposes of this Section 11.1.3(a), references to the terms "material," "in all material respects," Material Adverse Effect or any similar term or phrase contained in any representation or warranty shall be disregarded for purposes of determining whether there has been any breach of such representation or warranty;

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(b)     the Closing has not occurred on or before 11:59 pm (ET) on the day that is the later of (i) 90 days after the date hereof, or (ii) 105 days after the date hereof if a Governmental Authority informs CPHI that it will review or request additional information with respect to any filings or submissions made to such Governmental Authority by or on behalf of CPHI or the Buyers in connection with this Agreement, the Proxy Statement, Equity Financing or the Warrant Exchange, unless a Company Party's willful breach is the primary reason for the Closing not occurring on or before such date; provided, however, that if the date specified in clauses in (i) or (ii) above falls on a day other than a Business Day, the date in such clause shall be 11:59 ET on the next Business Day; or

(c)     the consummation of any of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction unless a Company Party's willful breach is the primary reason for such injunction or prohibition.

11.2     Effect of Termination.  Except as otherwise set forth in this Section 11.2 or Section 11.3, in the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees, partners, managers, members or stockholders, subject to the immediately succeeding sentence and other than liability of a party for any willful and material breach of this Agreement occurring prior to such termination. The provisions of Article 1 (Defined Terms), this Section 11.2, Section 11.3 and Article 13 (Miscellaneous).

11.3     Liquidated Damages.  If this Agreement is terminated by the Company Parties under Section 11.1.3(b), Buyers shall pay to the Sellers Five Million Dollars ($5,000,000) as liquidated damages (the "Liquidated Damages"). The parties intend that the Liquidated Damages constitute compensation for Buyers’ breach of this Agreement and not a penalty. The parties acknowledge and agree that the Sellers' harm caused by Buyers would be impossible or very difficult to accurately estimate, and that the Liquidated Damages are a reasonable estimate of the anticipated or actual harm that might arise from the Sellers' harm caused by Buyers. If the Company Parties terminate this Agreement pursuant to Section 11.1.3(b), notwithstanding anything contained in Article 13 or elsewhere to the contrary, Buyers' payment of the Liquidated Damages to the Company Parties is the exclusive remedy available to the Company Parties for Buyers' breach hereunder.

ARTICLE 12

SURVIVAL; INDEMNIFICATION

12.1       Survival.

12.1.1     Each of the representations and warranties of the Company Parties set forth in Article 5 and the representations and warranties of Buyers set forth in Article 6 shall terminate and be of no further force or effect at 6:00 p.m. (ET) on the first anniversary of the Closing Date (the "Cut-Off Date"); provided, however, that the representations and warranties of the Company Parties set forth in:

(a)     Section 5.1 (Organization), Section 5.2 (Due Authorization), Section 5.4 (Compliance With Laws), Section 5.6 (Capitalization) and Section 5.29 (Brokerage) shall survive indefinitely; and

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(b)     Section 5.13 (Employee Benefit Plans), Section 5.15 (Taxes) and Section 5.20 (Environmental) shall survive until the statute of limitations with respect to the matters addressed therein have expired (including all waivers or extensions thereof); and

all such representations and warranties described in clauses (a) and (b) above are hereinafter referred to collectively as the "Fundamental Representations"; and provided, further, that any claims for indemnification made or asserted by a party within the applicable time period prescribed above shall survive such expiration until such claim is finally resolved and all obligations with respect thereto are fully satisfied. The representations and warranties of the Company Parties set forth in Article 5 other than the Fundamental Representations are the "Limited Representations".

12.1.2     Each of the covenants and other agreements of the parties set forth in this Agreement required to be performed or complied with prior to the Closing shall survive indefinitely. The covenants and agreements of the parties set forth in this Agreement which contemplate performance after the Closing or that otherwise expressly by their terms survive the Closing, shall survive in accordance with their terms. Such covenants and agreements prior to their termination are referred to herein as the "Indemnified Covenants."

12.2       Indemnification by the Sellers.  Subject to the limitations set forth herein, from and after the Closing Date, the Sellers shall jointly and severally defend, protect, indemnify and hold Buyers and their Affiliates and their respective officers, directors, employees, equity holders, partners, controlling Persons, agents, fiduciaries and members (each, a "Buyer Indemnitee") harmless from and against any and all Losses that may be incurred or suffered by any Buyer Indemnitee arising from (a) any breach or violation of a Limited Representation, (b) any breach or violation of a Fundamental Representation, (c) any noncompliance with or breach of any Indemnified Covenant made by a Seller or to be performed by a Seller, or made by a Company to be performed prior to Closing, (d) any and all Excluded Liabilities, (e) any Indemnified Taxes and (f) any of the items set forth on Schedule 12.2(f).

12.3       Indemnification by Buyers.  Subject to the limitations set forth herein, from and after the Closing Date, Buyers shall indemnify and hold harmless the Sellers and their respective officers, directors, employees, equity holders, partners, controlling Persons, agents, fiduciaries and members (each, an "Seller Indemnitee" and, together with the Buyer Indemnitees, collectively "Indemnitees" and each an "Indemnitee"), from and against any and all Losses arising from any (a) breach or violation of any representations and warranties of Buyers set forth herein, (b) noncompliance with or breach of any Indemnified Covenant made by Buyers or to be performed by Buyers or (c) the operation of the Business on or after the Closing Date.

12.4        Limitations on Indemnification.

12.4.1     Cap. The maximum aggregate amount of indemnifiable Losses that may be recovered by the Buyer Indemnitees in respect of claims for indemnification under Section 12.2(a) and Section 12.2(b) solely with respect to Losses arising in connection with claims for indemnification based on breaches or violations of Section 5.20 (Environmental), other than Losses arising in connection with claims concerning the Salado Property, which shall not be subject to or count toward the Cap, shall be the Escrow Amount (the "Cap"); provided, however, that this Section 12.4.1 shall not apply to Losses arising in connection with claims for indemnification based on the fraud, criminal activity or willful misconduct of a Company Party. Except as set forth above, there shall be no maximum aggregate amount of indemnifiable Losses that may be recovered by the Buyer Indemnitees in respect of any other claim by the Buyer Indemnitees for indemnification.

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12.4.2     Escrow Fund; R&W Insurance Policy. All Losses arising in connection with claims for indemnification under Section 12.2(a) shall be satisfied by the Sellers solely and exclusively from the then remaining amounts in the Escrow Fund and pursuant to the terms of the R&W Insurance Policy; provided, however, that this Section 12.4.2 shall not apply to Losses arising in connection with claims for indemnification based on the fraud, criminal activity or willful misconduct of a Company Party. Losses arising in connection with claims for indemnification under Section 12.2(b) shall first be satisfied from the then remaining amounts in the Escrow Fund, if any.

12.4.3     Deductible.

(a)     No indemnification payments shall be made to the Buyer Indemnitees with respect to claims for indemnification under Section 12.2(a) unless the aggregate amount of Losses under all claims for indemnification under Section 12.2(a) exceeds the Deductible, whereupon, subject to Section 12.4.1, the Buyer Indemnitees shall be entitled to recover the entire amount of such Losses and not only amounts in excess of the Deductible. Claims for indemnification under Section 12.2(b), 12.2(c), 12.2(d), 12.2(e) or 12.2(f) shall not be subject to the Deductible.

(b)     Notwithstanding anything contained herein to the contrary, no indemnification payments shall be made to the Buyer Indemnitees with respect to claims for indemnification under Section 12.2(b) solely with respect to breaches of Section 5.4 (Compliance with Laws) ("Compliance with Laws Claims") unless the aggregate amount of Losses under all Compliance with Laws Claims exceeds $200,000 ("Mini Basket"), whereupon the Buyer Indemnitees shall be entitled to recover the entire amount of such Losses and not only amounts in excess of the Mini Basket.

(c)     No indemnification payments shall be made to the Seller Indemnitees with respect to claims for indemnification under Section 12.3(a) unless the aggregate amount of Losses under all claims for indemnification under Section 12.3(a) exceeds the Deductible, whereupon the Seller Indemnitees shall be entitled to recover the entire amount of such Losses and not only amounts in excess of the Deductible. Claims for indemnification under Section 12.3(b) and Section 12.3(c) shall not be subject to the Deductible.

12.4.4     No party shall be obligated to indemnify any other Person with respect to any representation, warranty, covenant or condition specifically waived in writing by the other party on or prior to the Closing.

12.4.5     Any Loss under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.

12.5        Indemnification Claim Process.

12.5.1     If an Indemnitee intends to seek indemnification pursuant to this Article 12, the Indemnitee shall promptly notify, with respect to a Buyer Indemnitee, the Sellers, and with respect to a Seller Indemnitee, Buyer, in writing of such claim, describing such claim in reasonable detail and the amount or estimated amount of Losses (a "Claims Notice"); provided, however, that any failure or delay on the part of the Indemnitee to deliver such a Claims Notice shall not relieve the applicable Indemnitors of their obligations under this Article 12, except if, and only to the extent, that such failure or delay prejudices such Indemnitors.

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12.5.2     With respect to any action, lawsuit, proceeding, investigation, demand or other claim against an Indemnitee by a third party (a "Third Party Claim"), the Indemnitors shall have 10 Business Days after the date the Indemnitor receives the Claims Notice to notify the Indemnitee in writing that the Indemnitor desires to assume control of the defense or prosecution of the Third Party Claim and any litigation resulting therefrom (a "Defense Assumption Notice"). By delivering a Defense Assumption Notice to the Indemnitee, the Indemnitor is confirming that (a) it is obligated to indemnify, defend and hold harmless the Indemnitee under terms of their indemnification obligations hereunder (and subject to the limitations on the indemnification obligations set forth herein) and (b) that it will undertake, conduct and control, through counsel of its own choosing (which counsel shall be reasonably satisfactory to the Indemnitee) and at its own expense, the settlement or defense thereof and in which event the Indemnitee shall cooperate with it in connection therewith. If the Indemnitor delivers a Defense Assumption Notice to the Indemnitee: (i) the Indemnitee may retain separate co-counsel at the Indemnitee's sole cost and expense and participate in the defense of such Third Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof; (ii) the Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor; and (iii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee unless the judgment or settlement provides solely for the payment of money and the applicable Indemnitees receive an unconditional release with respect to such Third Party Claim. The parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims, and cooperate in any such defense and give each other reasonable access to all information relevant thereto and shall keep each other reasonably informed with respect to the status thereof. Whether or not the Indemnitor has assumed the defense of such Third Party Claim, the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the Indemnitor's prior written consent.

12.5.3     If the Indemnitor does not assume the defense of such Third Party Claim within 10 Business Days of receipt of the Claims Notice, the Indemnitee will be entitled to assume such defense, at its sole cost and expense (it being understood that the Indemnitor shall remain liable to the extent such costs and expenses constitute a Loss for which the Indemnitee is entitled to indemnification pursuant to Article 12), upon delivery of notice to such effect to the Indemnitor; provided, however, that the Indemnitor shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense.

12.5.4     Notwithstanding the foregoing, the Indemnitor shall not have the right to assume the defense of such Third Party Claim, if (a) the claim seeks an injunction or other equitable relief, (b) the Indemnitee shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnitor, and, in the reasonable opinion of the Indemnitee, counsel for the Indemnitor could not adequately represent the interests of the Indemnitee because such interests could be in conflict with those of the Indemnitor, (c) the Indemnitor fails to provide the Indemnitee with reasonable evidence that the Indemnitor has the financial wherewithal to pay for such defense, (d) the Indemnitor shall not have assumed the defense of such Third Party Claim within the required time period, (e) such Third Party Claim is brought by the Indemnitee's customers, suppliers, lenders, equityholders, employees or other business relationships, (f) the Third Party Claim involves a criminal matter or (g) with respect to claims under Section 12.2(a) or Section 12.2(b), if the reasonable potential Losses involved in such Third Party Claim exceed the amount then remaining in the Escrow Fund.

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12.5.5     To the extent there is any inconsistency between this Section 12.5 and Section 9.3 or 9.4 as it relates to a Tax matter, the provisions of Sections 9.3 and 9.4 shall govern.

12.6       Indemnification Procedures for Non-Third Party Claims.  The Indemnitee will deliver a Claims Notice to the Indemnitor promptly upon its discovery of any matter for which the Indemnitor may be liable to the Indemnitee hereunder that does not involve a Third Party Claim, which Claims Notice shall state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement. The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

12.7        Exclusive Remedy.

12.7.1     The indemnification obligations of the Sellers with respect to claims for indemnification under Section 12.2(a) and 12.2(b) shall first be satisfied through recourse to the amounts then remaining in the Escrow Fund, if any. The Sellers shall be jointly and severally liable to the Buyer Indemnitees for (i) to the extent there are no funds then remaining in the Escrow Fund, Losses arising in connection with claims for indemnification under Section 12.2(b) and (ii) Losses arising in connection with claims for indemnification under Sections 12.2(c), 12.2(d), 12.2(e) and 12.2(f).

12.7.2     The Escrow Fund and Buyers' rights under the R&W Insurance Policy shall be the sole and exclusive remedy of the Buyer Indemnitees in respect of Losses arising in connection with claims for indemnification under Section 12.2; provided, however, that this Section 12.7.2 shall not apply to (i) Losses arising in connection with claims for indemnification under Section 12.2(b), 12.2(c), 12.2(d), 12.2(e) or 12.2(f), (ii) Losses arising in connection with claims for indemnification based on the fraud, criminal activity or willful misconduct of a Company Party in connection with the representations and warranties made by such Company Party in this Agreement or any certificate delivered pursuant hereto, as qualified by the Schedules, or (iii) Losses arising in connection with claims pursuant to any Transaction Document other than this Agreement.

12.7.3     The Escrow Amount and any interest accrued thereon (collectively, the "Escrow Fund") shall be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement and this Agreement. The Escrow Fund shall be held until the earlier of (a) the exhaustion of the Escrow Fund and (b) the Cut-Off Date. Any portion of the Escrow Fund remaining on the day following the Cut-Off Date shall be released to the Sellers, less the sum of the aggregate amount, if any, claimed by the Buyer Indemnitees under Section 12.2.(a) or 12(b) pursuant to claims (such claims, the "Outstanding Claims") properly made against the Escrow Fund in accordance with this Article 12 and not fully resolved prior to the Cut-Off Date, which amount shall be retained by the Escrow Agent (such amount of the retained Escrow Fund, as it may be further reduced after the Cut-Off Date by distributions to the Companies as set forth below and by recoveries by the Buyer Indemnitees pursuant to Section 12.2.(a) and 12.2(b) and the Escrow Agreement, the "Retained Escrow Amount"). In the event and to the extent that, after the Cut-Off Date, any Outstanding Claim is resolved by the Sellers and the Buyer Indemnitee or finally determined by a court of competent jurisdiction (i) the Sellers and Buyers shall jointly instruct the Escrow Agent to promptly release from the Escrow Fund to the Sellers, in accordance with payment instructions provided by the Sellers, an aggregate amount of the Retained Escrow Amount equal to any amount of the Outstanding Claim resolved against such Buyer Indemnitee, and (ii) the Sellers and Buyers shall jointly instruct the Escrow Agent to promptly release from the Escrow Fund to Buyer, in accordance with payment instructions provided by Buyers, an aggregate amount of the Retained Escrow Amount equal to any amount of the Outstanding Claim resolved in favor of such Buyer Indemnitee.

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12.7.4     Calculation of Losses; Limitations. The amount of any Loss for which indemnification is provided under this Article 12 shall be net of any amounts actually recovered by any Indemnitee under insurance policies (including any representation and warranty insurance policy maintained by or for the benefit of the Sellers prior to the Closing (other than the R&W Insurance Policy)), and from third parties or otherwise with respect to such Loss (net of direct collection expenses and any increase in premiums under insurance policies to the extent attributable to the recovery of such proceeds). With respect to any matter giving rise to a claim for indemnification in this Article 12, should an Indemnitee receive the amounts described in the preceding sentence after such time as the Indemnitor has made payment to the Indemnitee with respect to such matter, the Indemnitee shall promptly pay any such amounts to the Indemnitor. In the event any Indemnitee determines it is entitled to insurance proceeds (including proceeds under any representation and warranty insurance policy maintained by or for the benefit of the Sellers prior to the Closing (other than the R&W Insurance Policy)) or any other third-party recoveries in respect of any Losses (or any of the circumstances giving rise thereto) for which such Indemnitee is entitled to indemnification pursuant to this Article 12, such Indemnitee shall use commercially reasonable efforts to obtain, receive or realize such proceeds, payments or recoveries.

12.8        Tax Treatment of Indemnity Payments.  Unless otherwise required by applicable Law, any indemnity payment made under this Agreement shall be treated by all parties as an adjustment to the Purchase Price for all federal, state, local and foreign Tax purposes, and the parties shall file their Tax Returns accordingly.

12.9        Determination of Breaches and Losses.  For purposes of this Article 12, references to the terms "material," "in all material respects," Material Adverse Effect or any similar term or phrase contained in any representation or warranty shall be disregarded (a) for purposes of determining whether there has been any breach of any representation or warranty in this Agreement (except for the representations and warranties in Sections 5.1 (Organization), 5.12 (Contracts), 5.17 (Licenses and Permits), 5.22 (Conduct of the Business) and 5.27 (Information Supplied)), and (b) for purposes of determining the amount of Losses resulting therefrom.

12.10     Effect of Investigation.  A claim for indemnity may be made by the Indemnitees under Section 12.2 or Section 12.3 despite the fact that such Indemnitee had actual knowledge prior to the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, of the breach of, or of any facts or circumstances constituting or resulting in the breach of, such representation or warranty. In furtherance of the foregoing, each party hereto shall be entitled to rely upon, and shall be deemed to have relied upon, all representations, warranties and covenants of each other party set forth in this Agreement which have been or are made in favor of such party, and the rights of Indemnitees under this Article 12 shall not be affected, notwithstanding (a) any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the parties hereto, (b) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation, or (c) the consummation of the Closing hereunder.

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12.11     Resolution of Disputes Under Article 12. Any controversy or claim arising out of or relating to this Article 12 or the breach, termination, enforcement, interpretation or validity thereof, shall be submitted to and determined by arbitration before one arbitrator mutually agreed upon by the parties. If the parties cannot reach an agreement on the arbitrator within 30 days after each party has submitted names of potential arbitrators, then the arbitrator shall be chosen by the Judicial Arbitration and Mediation Service (JAMS). If selected by JAMS, the arbitrator shall either be a retired Texas state court judge or an attorney with at least 15-years' experience in transactions of the type provided for in this Agreement. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and shall take place in Dallas, Texas. Judgment on any award may be entered in any court having jurisdiction. This clause shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. This arbitration provision shall not preclude any Indemnitee from joining an Indemnitor or pursuing a third party complaint against an Indemnitor in connection with a Third Party Claim in the event the Indemnitor does not assume the defense of such Third Party Claim in accordance with this Article 12, but the failure to so join or pursue a third party complaint shall not waive, release, or otherwise adversely affect any right to commence arbitration under this section.

ARTICLE 13

MISCELLANEOUS

13.1     Waiver. Any party hereto may waive any of the terms or conditions of this Agreement by an agreement in writing executed by the party providing such waiver. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver. Notwithstanding anything to the contrary contained herein, this Section 13.1, Section 13.5, Section 13.12 and Section 13.17 (and any definition set forth in, or other provision of, this Agreement to the extent that a waiver of such definition or other provision would amend or modify the substance of this Section 13.1, Section 13.5, Section 13.12 and Section 13.17) may not be waived in a manner adverse to any Debt Lender without the prior written consent of such Debt Lender (and any such waiver without such prior written consent shall be null and void).

13.2     Notices. All notices, demands, requests, consents, approvals, declarations and other communications required or permitted to be given under this Agreement or any other Transaction Document shall be in writing and shall be sent by hand delivery, overnight courier, U.S. mail, email or electronic delivery as follows:

If to any Seller, or any Company

Party on or prior to the Closing Date:	c/o A. Keith Crawford
3200 Steck Ave., Suite 220 Austin, TX 78757 Email: [to be provided]

With a copy to:	McGinnis Lochridge LLP
600 Congress Avenue, Suite 2100 Austin, TX 78701 Attn: Ed McHorse Email: emchorse@mcginnislaw.com

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If to Buyers, CPHI or any
Company after the Closing Date:	c/o Brundage-Bone Concrete Pumping, Inc.
6461 Downing St. Denver, CO 80229 Attn: Bruce Young, CEO Email: BruceYoung@BrundageBone.com

With a copy to:	Ballard Spahr LLP
1225 17th Street, Suite 2300 Denver, CO 80202 Attn: Michele Rowland Email: rowlandm@ballardspahr.com or to such other address or email address as a party may designate from time to time in writing to the other parties. Unless otherwise provided herein, notices shall be deemed to be validly served, given or delivered (a) on the date of delivery if hand delivered, (b) one Business Day after deposit with a reputable overnight courier with all charges prepaid, (c) three Business Days after deposit in the mail when sent by U.S. mail and (d) when sent by email or electronic delivery, immediately upon confirmation that such email or electronic delivery has been transmitted.

13.3     Assignment.  This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto; provided, however, that Buyers and CPHI may at any time, and the Companies may after Closing, without the prior written consent of any other party, assign their rights and interest in this Agreement to any Affiliate of Buyers or CPHI, to the provider of the R&W Insurance Policy and/or as security to their secured lenders.

13.4     Successors and Assigns.  This Agreement and the other Transaction Documents shall inure to the benefit of and be binding upon each party's successors and assigns. Each party who is an individual is entering into this Agreement on behalf of himself or herself and his or her heirs, estate, executors, administrators, personal or legal representatives, trustees, successors in interest, assigns, distributes, devises and legatees, bankruptcy trustees, liquidators and Affiliates, and this Agreement shall be binding on them. All references to such individual party herein shall mean such individual and his or her heirs, estate, executors, administrators, personal or legal representatives, trustees, successors in interest, assigns, distributes, devises and legatees, bankruptcy trustees, liquidators and affiliates.

13.5     Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing in the event the Closing occurs, the Indemnitees (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Article 12. The Debt Lenders shall be intended third-party beneficiaries of Section 13.1, this Section 13.5, Section 13.12 and Section 13.17.

13.6     Joint and Several Obligations.  All obligations, liabilities, duties, covenants, agreements and responsibilities of a Company Party or of the Company Parties set forth in this Agreement (including those of as an indemnifying party pursuant to Article 12) or any other Transaction Document shall be joint and several (and not several) obligations, liabilities, duties, covenants, agreements and responsibilities of all the Company Parties.

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13.7     Expenses.  Except as otherwise specifically set forth herein, each party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants. Except as otherwise provided herein, the prevailing party in any legal proceeding brought pursuant to, or to enforce, a claim for indemnification or otherwise pursuant to this Agreement shall recover its costs and reasonable attorneys' fees from the non-prevailing party.

13.8     Governing Law; Jurisdiction; Service of Process.

13.8.1     Governing Law.  This Agreement shall be governed by and construed in accordance with, the internal laws of the State of Texas, without regard to conflict of laws principles.

13.8.2     Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court or the Texas State Court located in Austin, Texas, in respect of any claim relating to the interpretation and enforcement of the provisions of this Agreement and each other Transaction Document, or otherwise in respect of the transactions contemplated hereby and thereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any other Transaction Document may not be enforced in or by such courts.

13.8.3     Service of Process. Each of the parties irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 13.8.3 in any such action or proceeding by giving copies thereof by hand delivery of air courier to his, her or its address as specified in or pursuant to Section 13.8. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

13.8.4     WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES (TO THE FULLEST EXTENT PERMITTED BY LAW) ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.9     Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.10     Schedules, Annexes and Exhibits. The Schedule, Annexes and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules, Annexes and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

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13.11     Entire Agreement.  This Agreement (together with the Schedules, Annexes and Exhibits) and the other Transaction Documents constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties relating to the transactions contemplated hereby and thereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties, except as expressly set forth in this Agreement and the other Transaction Documents.

13.12     Amendments.  This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement or the Equity Financing or the Debt Financing by the stockholders of CPHI shall not restrict the ability of the Board of Directors of CPHI to cause CPHI and/or Buyers to terminate this Agreement in accordance with Section 11.1.2 or to cause CPHI or Buyers to enter into an amendment to this Agreement. Notwithstanding anything to the contrary contained herein, Section 13.1, Section 13.5, this Section 13.12 and Section 13.17 (and any definition set forth in, or other provision of, this Agreement to the extent that an amendment or modification of such definition or other provision would amend or modify the substance of Section 13.1, Section 13.5, this Section 13.12 and Section 13.17) may not be amended or modified in a manner that is adverse to any Debt Lender without the prior written consent of such Debt Lender (and any such amendment or modification without such prior written consent shall be null and void).

13.13     Publicity.  The parties agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior written consent of the other parties and otherwise as a party may reasonably determine is necessary to comply with applicable Law (including under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended or as required by any national securities exchange) or the requirements of any agreement to which CPHI or either any Buyer or any of their Affiliates is a party. In furtherance of the foregoing, the Company Parties shall cooperate to prepare a joint press release to be issued on or promptly (and in any event within two Business Days) after the date of this Agreement and a joint press release to be issued on the Closing Date.

13.14     Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

13.15     Representation by Counsel.  In connection with this Agreement, the parties have relied solely upon their own judgment, belief and knowledge and have sought the advice and recommendations of their own independent selected counsel concerning the nature, extent and duration of their rights and claims relating to this Agreement, the rights affected by this Agreement, the form and content of this Agreement, and the advisability of entering into and executing the Agreement. No party has been unduly influenced to any extent whatsoever by any other party. The parties have read this Agreement carefully. The contents hereof are known and understood by the parties, and this Agreement is freely and voluntarily signed.

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13.16     Conflict of Terms.  In the event this Agreement conflicts with any binding provision of the letter of intent dated January 15, 2019, between CP, CPHI and A. Keith Crawford, as amended, this Agreement will govern.

13.17     Certain Matters Regarding Debt Lenders.

13.17.1     Notwithstanding anything herein to the contrary, (i) each Seller (on behalf of itself and its respective officers, directors, employees, members, managers, partners and controlling Persons), each Company (on behalf of itself and its officers, directors, employees, members, managers, partners and controlling Persons) and each of the other parties hereto agrees that any claim, controversy or dispute of any kind or nature (whether in contract or in tort, in Law, in equity or otherwise) involving or against a Debt Lender that is in any way related to this Agreement, the Incremental Amendment, the Debt Financing contemplated thereby or any of the transactions contemplated hereby or thereby will be governed by and construed in accordance with the internal Laws of the State of New York without regard to the conflicts of Law principles that would require the application of any other Law, and (ii) each Seller (on behalf of itself and its respective officers, directors, employees, members, managers, partners and controlling Persons), each Company (on behalf of itself and its officers, directors, employees, members, managers, partners and controlling Persons) and each of the other parties hereto (A) agrees that it will not bring or support any Person, or permit any of its Affiliates to bring or support any Person, in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Debt Lenders in any way relating to this Agreement, the Incremental Amendment, the Debt Financing contemplated thereby or any of the transactions contemplated hereby or thereby in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the County of New York (and appellate courts thereof), (B) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (C) waives and hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (D) agrees that service of process, summons, complaint, notice or document or any other process that might be served in any action or proceeding may be made on any party by sending or delivering a copy of the process to such party to be served at the address of such party and in the manner provided for the giving of notices in Section 13.2 and shall be effective service of process against it for any such action brought in any such court, and (E) HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE INCREMENTAL AMENDMENT, THE DEBT FINANCING CONTEMPLATED THEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE INCREMENTAL AMENDMENT OR THE PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, INCLUDING ANY ACTION OR PROCEEDING AGAINST ANY DEBT LENDER.

13.17.2     Notwithstanding anything herein to the contrary, each Seller (on behalf of itself and its respective officers, directors, employees, members, managers, partners and controlling Persons), each Company (on behalf of itself and its officers, directors, employees, members, managers, partners and controlling Persons) and each of the other parties hereto agrees that (i) none of it, its Affiliates and its and their respective officers, directors, employees, members, managers, partners and controlling Persons shall have any rights or claims against any Debt Lender in connection with this Agreement, the Incremental Amendment, the Debt Financing contemplated thereby or any of the transactions contemplated hereby or thereby, whether at Law or equity, in contract, in tort or otherwise; provided, however, that the foregoing will not limit the rights of the parties to the Incremental Amendment or the definitive documentation for the Debt Financing contemplated thereby, and (ii) in no event will any Debt Lender be liable for punitive, special, exemplary, indirect, consequential or incidental damages or liabilities, or damages or liabilities argued to be associated with lost profits or diminution in value or damages or liabilities based on any type of multiple or damages of a tortious nature in connection with this Agreement, the Incremental Amendment, the Debt Financing contemplated thereby or any of the transactions contemplated hereby or thereby, whether at Law or equity, in contract, in tort or otherwise.

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13.18     Conflicts and Privilege.  From and after the Closing Date, it is possible that McGinnis Lochridge LLP. (“Company Counsel”) will represent Sellers, Real Property Owners or other related Persons (individually and collectively, the “Seller Group”), in connection with the Escrow Amount, the transactions contemplated herein or in the Escrow Agreement, and any claims made pursuant to this Agreement, the Escrow Agreement or other Transaction Documents. Buyers and the Companies hereby agree that Company Counsel (or any successor thereof) may represent the Seller Group in the future to the extent related directly to issues that may arise under this Agreement, the Escrow Agreement, the Transition Services Agreement, the Leases, the other Transaction Documents, the administration of the Escrow Amount, and any claims that may be made thereunder pursuant to this Agreement, the Escrow Agreement, or the other Transaction Documents (“Indemnification Matters”). As to all privileged communications prior to the Closing Date between or among Company Counsel, Sellers or the Companies to the extent directly related to the Indemnification Matters, the attorney-client privilege and the expectation of client confidence with the Companies shall not be claimed to prevent or limit Company Counsel’s representation hereunder; provided, however, that neither the Companies nor Buyers waive such attorney-client privilege. Company Counsel (or any successor thereof) may serve as counsel to all or a portion of the Seller Group or any member, manager, partner, officer, employee, representative, or Affiliate of the Seller Group in connection with of the Indemnification Matters; provided that in connection with the representation of Seller Group in any Indemnification Matter, no Company Counsel attorney will take any action that would reasonably be expected to jeopardize or waive attorney-client privilege or any other privilege of Buyers, the Companies, or any of their respective Affiliates. Buyers and the Companies each consent to such representation, and acknowledges that such consent voluntary.

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IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

COMPANY PARTIES:

CAPITAL PUMPING, LP

By:	Capital Rentals, LLC
Its General Partner

	By:	/s/ A. Keith Crawford
A. Keith Crawford, Manager

ASC EQUIPMENT, LP

By:	Central Texas Concrete Services, LLC
Its General Partner

	By:	/s/ A. Keith Crawford
A. Keith Crawford, Manager

MC SERVICES, LLC

By:	/s/ Melinda Crawford
Melinda Crawford, Manager

Signature Page to Interest Purchase Agreement

CAPITAL RENTALS, LLC

By:	/s/ A. Keith Crawford
A. Keith Crawford, Manager

CENTRAL TEXAS CONCRETE SERVICES, LLC

By:	/s/ A. Keith Crawford
A. Keith Crawford, Manager

A. KEITH CRAWFORD

/s/ A. Keith Crawford
(signature)

MELINDA CRAWFORD

/s/ Melinda Crawford
(signature)

Signature Page to Interest Purchase Agreement

BUYERS:

BRUNDAGE-BONE CONCRETE PUMPING, INC.,
a Colorado corporation

/s/ Bruce Young
Name:	Bruce Young
Title:	President and Chief Executive Officer

CPH ACQUISITION, LLC,
a Delaware limited liability company

BY:	BRUNDAGE-BONE CONCRETE PUMPING,INC.,
its Managing Member

/s/ Bruce Young
Name: Bruce Young
Title: President and Chief Executive Officer

Solely for the purposes of Section 8.3:

CONCRETE PUMPING HOLDINGS, INC.,
a Delaware corporation

/s/ Bruce Young
Name: Bruce Young
Title: Chief Executive Officer

Signature Page to Interest Purchase Agreement